Exhibit 2.1

Execution Version

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of

November 3, 2014

among

FOLIO DYNAMICS INC.,

FOLIO DYNAMICS HOLDINGS, INC.,

FOLIO DYNAMICS ACQUISITION CORP.,

ABS CAPITAL PARTNERS VI, L.P. and

EDISON PARTNERS ESCROW FUND, LLC

acting jointly, as the Holders’ Representative

and

ACTUA HOLDINGS, INC.,

as the Guarantor (solely for purposes of Articles 11 and 12)

i

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Written Consent
Exhibit D	Working Capital Calculation
Exhibit E	Certificate of Merger
Exhibit F	Form of New Equity Incentive Plan
Exhibit G	Form of Consent Notice
Exhibit H	Total Projected Net Revenue
Exhibit I	Form of Rollover Participant Schedule
Exhibit J	Form of Stockholder Rights Agreement
Exhibit K	Contribution Agreement
Exhibit L	Form of Amended Certificate of Incorporation

SCHEDULES

Company Disclosure Schedule

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (as the same may be amended from time to time in accordance with its terms, this “Agreement”) dated as of November 3, 2014 among Folio Dynamics Inc., a Delaware corporation (the “Company”), Folio Dynamics Holdings, Inc., a Delaware corporation (“Buyer”), Folio Dynamics Acquisition Corp., a Delaware corporation (“Merger Sub”), ABS Capital Partners VI, L.P., a Delaware limited liability company, and Edison Partners Escrow Fund, LLC, a Delaware limited liability company (successor in interest to Edison Venture Fund VI, L.P., a Delaware limited liability company, which was party to the Original Agreement), acting jointly, solely in their capacity as representative of the Holders pursuant to Section 9.10 hereof (the “Holders’ Representative”), and Actua Holdings, Inc., a Delaware corporation, for purposes solely in its capacity as Guarantor pursuant to Article 12 hereof and in its own capacity for purposes of Article 11 hereof (the “Guarantor”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, this Agreement contemplates that Buyer will acquire the Company pursuant to a transaction in which Merger Sub, a wholly owned subsidiary of Buyer, will merge with and into the Company, with the Company surviving the Merger (as defined below), and the holders of the Company’s preferred stock, common stock, warrants and options will receive cash in consideration for the Merger;

WHEREAS, the parties hereto have previously entered into an Agreement and Plan of Merger, dated as of September 15, 2014 (the “Original Agreement Date”, and such agreement, the “Original Agreement”), which they desire to amend and restate to effect certain changes with respect to the terms of such acquisition and their agreements with respect thereto, effective as of the date hereof;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement and the other transactions contemplated by this Agreement and approve the Merger;

WHEREAS, the Company, Buyer and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

WHEREAS, prior to or contemporaneously with the execution of this Agreement, Buyer has entered into (or is entering into) with each Key Employee (i) employment agreements (the “Employment Agreements”) and (ii) the Contribution Agreement pursuant to which, on the terms and subject to the conditions set forth therein, such management members have committed, or are committing, to converting a certain number of Options, in the amount set forth in the Contribution Agreement, for a certain number of Buyer Options, as set forth in the Contribution Agreement; and

WHEREAS, as a condition to Buyer’s willingness to enter into the Original Agreement, the Holders’ Representative delivered immediately after the execution and delivery of the Original Agreement the Written Consent pursuant to which (a) the signing Stockholders of the Company on the Original Agreement Date approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and otherwise granted the Stockholders’ Approval, and (b) the signing Holders of Warrants have agreed, subject to the Closing, to exercise or convert their Warrants in full on the terms and conditions set forth therein.

ACCORDINGLY, intending to be legally bound, and for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties to this Agreement agree as follows:

ARTICLE 1

Definitions

Section 1.01. Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“A-1 Merger Preference” means, in respect of any A-1 Preferred Share outstanding and unconverted into a Common Share at the Effective Time, the liquidation amount payable in respect of such Preferred Share at the Effective Time, equal to the original issue price thereof plus accrued and unpaid dividends thereon to but excluding the Closing Date, in each case in accordance with the Certificate of Incorporation.

“A-2 Merger Preference” means, in respect of any A-2 Preferred Share outstanding and unconverted into a Common Share at the Effective Time, the liquidation amount payable in respect of such Preferred Share at the Effective Time, equal to the original issue price thereof plus accrued and unpaid dividends thereon to but excluding the Closing Date, in each case in accordance with the Certificate of Incorporation.

“Accounting Referee” means PricewaterhouseCoopers LLP.

“Adviser” means FDx Advisors, Inc., a California corporation.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, for the sake of clarity, neither the Company nor any Subsidiary shall be considered an Affiliate of any Holder. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Option Consideration” means the Option Consideration payable for all Options (other than Rollover Options) pursuant to the terms and conditions thereof in accordance with Section 2.09.

“Aggregate Purchase Price” means (i) $210,000,000, plus (ii) Closing Cash, minus (iii) Closing Indebtedness, minus (iv) the Company Transaction Expenses, minus (v) the excess (calculated as a positive number) of Target Working Capital over Closing Working Capital, if any, plus (vi) the excess (calculated as a positive number) of Closing Working Capital over Target Working Capital, if any, minus (vii) the Notional Rollover Option Consideration.

“Agreed Accounting Principles” means the accounting principles, policies, practices and methodologies used in the preparation of the audited Financial Statements.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, order, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority that is binding upon or applicable to such Person.

“B Merger Preference” means, in respect of any Series B Preferred Share outstanding and unconverted into a Common Share at the Effective Time, the liquidation amount payable in respect of such Preferred Share at the Effective Time, equal to the original issue price thereof plus accrued and unpaid dividends thereon to but excluding the Closing Date, in each case in accordance with the Certificate of Incorporation.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer Fundamental Warranty” means any representation or warranty contained in Section 4.01 (Existence and Power), Section 4.02 (Authorization), Section 4.07 (Finders’ Fees) or Section 4.08 (Inspections; No Other Representations).

“Buyer Stock” means the common stock, par value $0.001 per share, of Buyer.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended as set forth in Exhibit L.

“Claim” means a Third-Party Claim or a Direct Claim.

“Closing Cash” means, as of the Closing Measurement Time (disregarding, for the sake of clarity, the effects of the transactions contemplated by this Agreement to occur at the Closing, but including, for the sake of clarity, the cash, if any, received by the Company from the Holders for the exercise of any Options or Warrants) all cash and cash equivalents (including, for the sake of clarity, marketable securities that constitute cash equivalents in accordance with the Agreed Accounting Principles) of the Company and its Subsidiaries on a consolidated basis, in each case, determined in accordance with the Agreed Accounting Principles. For the sake of clarity, Closing Cash shall be calculated net of issued, but uncleared, checks and drafts and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries, in each case as of the Closing Measurement Time.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means, as of the Closing Measurement Time (disregarding the effects of the transactions contemplated by this Agreement to occur at the Closing, except as set forth in clauses (ii) and (iii) below), any amount owed by the Company or any Company Subsidiary (including (i) accrued and unpaid interest, (ii) premium thereon and (iii) any prepayment penalties, breakage costs, fees or expenses actually incurred arising as a result of the discharge of such amount at the Effective Time), without duplication, in respect of: (A) obligations of the Company or any Company Subsidiary for borrowed money, (B) obligations of the Company or any Company Subsidiary evidenced by bonds, notes or debentures, (C) obligations for amounts drawn under bankers’ acceptances, letters of credit or other financial guaranties, but in each case only to the extent drawn, (D) obligations for the deferred purchase price of property or services (excluding any account or trade payables incurred in the ordinary course) (provided that, for purposes of calculating Closing Indebtedness, the aggregate amount of the Equity Earnouts as of the Closing Measurement Time (disregarding the effects of the transactions contemplated by this Agreement to occur at the Closing) shall in all events be calculated based on an aggregate projected revenue amount (calculated in accordance with the Agreed Accounting Principles and the definitions and other terms and conditions contained in the Earnout Purchase Agreements in respect thereof) for the Equity Earnouts equal to that set forth on set on Section 1.01(a) of the Company Disclosure Schedule under the heading “Closing Indebtedness”), (E) all obligations as lessee under leases that are required to be recorded as capital leases in accordance with the Agreed Accounting Principles or (F) any indebtedness or other obligations of the types described in the preceding clauses (A) through (E) guaranteed by the Company or any Company Subsidiary; provided that, for the avoidance of doubt, “Closing Indebtedness” shall not include (x) any of the foregoing owing between the Company or any Company Subsidiary, on the one hand, and the Company or any other Company Subsidiary, on the other hand or (y) any amounts with respect to or included in Company Transaction Expenses hereunder.

“Closing Measurement Time” means 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date.

“Closing Working Capital” means, as of the Closing Measurement Time (disregarding the effects of the transactions contemplated by this Agreement to occur at the Closing), (i) the current assets (excluding Tax assets and Closing Cash) of the Company and the Company Subsidiaries minus (ii) the current liabilities (excluding Tax liabilities and any liability relating to, or arising out of, the Warrants or Equity Earnouts but including both the current and the non-current portion of deferred revenue) of the Company and the Company Subsidiaries, in each case as of immediately prior to the Effective Time and as calculated in accordance with the Agreed Accounting Principles; provided that (x) the Closing Working Capital calculation shall be on the same basis as the illustrative calculation set out on Exhibit D, and shall include only the line items set forth therein, (y) for the avoidance of doubt, “Closing Working Capital” shall not include any amounts within a category in the definition of, or included, in Closing Indebtedness or Company Transaction Expenses and (z) if there is a Deviation from the Bookings Commissions Peg at the Closing Date, then the impact of such Deviation from the Bookings Commissions Peg on Closing Working Capital shall be ignored for purposes of calculating Closing Working Capital.

“Code” means the United States Internal Revenue Code of 1986.

“Common Merger Consideration” means the difference of (i) the sum of (A) the Final Aggregate Purchase Price, plus (B) the aggregate exercise price of all Options (other than Rollover Options) outstanding immediately prior to the Effective Time minus (ii) the sum of (A) the aggregate A-1 Merger Preference in respect of all Series A-1 Preferred Shares outstanding immediately prior to the Effective Time, and (B) the aggregate A-2 Merger Preference in respect of all Series A-2 Preferred Shares outstanding immediately prior to the Effective Time, and (C) the aggregate B Merger Preference in respect of all Series B Preferred Shares outstanding immediately prior to the Effective Time, and (D) the excess, if any, of the Merger Preference in respect of all Preferred Shares underlying any Directly Exercisable Warrant over the exercise price for such Directly Exercisable Warrant, in respect of each Directly Exercisable Warrant outstanding immediately prior to the Effective Time.

“Common Per-Share Merger Consideration” means the Common Merger Consideration divided by the Full Dilution Number.

“Common Per-Share Closing Payment” means the quotient of (i) an amount that would result from the calculation of the Common Merger Consideration in accordance with its definition if the term “Final Aggregate Purchase Price” were instead replaced with “Estimated Aggregate Purchase Price minus the Escrow Amount” divided by (ii) the Full Dilution Number.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and “Common Shares” means shares of Common Stock.

“Common Warrants” means warrants to purchase shares of Common Stock that are issued and outstanding immediately prior to the Effective Time.

“Company Disclosure Schedule” means the schedule delivered by the Company to Buyer on the Original Agreement Date, subject to Section 11.13.

“Company Fundamental Warranty” means any representation or warranty made in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.05 (Capitalization) or Section 3.22 (Finders’ Fees).

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any Company Subsidiary, or purported by the Company or any Company Subsidiary to be owned by the Company or any Company Subsidiary.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Transaction Expenses” means (a) any amount owed by the Company or any Company Subsidiary as of the Effective Time in respect of the legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement, and (b) any payroll Taxes incurred or otherwise payable by the Company or any of the Company Subsidiaries in connection with any compensatory, bonus or similar payment due as a result, directly or indirectly, of the execution of this Agreement or the consummation of the transactions contemplated hereby (including any payment made in respect of the cancellation of any Option or the disposition of any Disqualifying Share, but excluding any payments due as a result of any direct or indirect action taken by Buyer or any of its Affiliates from and after the Closing), in each case solely to the extent not paid prior to the Effective Time.

“Competing Transaction” means (i) any direct or indirect acquisition (in each case regardless of the form of transaction) of either (A) all or a substantial portion of the assets of the Company or any of the Company Subsidiaries outside the ordinary course of business consistent with past practice or (B) any equity interest in the Company or any of the Company Subsidiaries, any right to acquire any equity interest in the Company or any of the Company Subsidiaries, or any security convertible into or exercisable for any such equity interest (except for acquisitions under clause (B) by employees of the Company pursuant to pre-existing arrangements) that would reasonably be expected to prevent or impede, interfere with or delay the Merger or the other transactions contemplated by this Agreement, (ii) any joint venture or other strategic investment in or involving the Company or any of the Company Subsidiaries, or (iii) any transaction by the Company or any of the Company Subsidiaries or their respective Affiliates outside the ordinary course of business consistent with past practice, the consummation of which would reasonably be expected to prevent or impede, interfere with or delay the Merger or the other transactions contemplated by this Agreement.

“Competition Laws” means the HSR Act (and any similar Applicable Law enforced by any Governmental Authority regarding reacquisition notifications for the purpose of competition or merger control reviews), the Sherman Act, the Clayton Act, and any other Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restricting or lessening of competition or restraint of trade.

“Confidentiality Agreement” means the confidentiality agreement, dated as of May 9, 2014, between Actua Corporation (formerly ICG Group, Inc.) and the Company.

“Contribution Agreement” means the Amended and Restated Contribution Agreement, dated as of the date hereof, among Buyer, the Guarantor, the Key Employees and certain other equity holders of the Company, and attached as Exhibit K hereto.

“Deviation from the Bookings Commissions Peg” means the amount by which all commissions and all bonuses paid or payable as of the Closing Measurement Time in respect of any bookings is more or less than the amount set forth for such date on Section 1.01(a) of the Company Disclosure Schedule under the heading “Deviation from Commissions Peg”.

“Directly Exercisable Warrants” means any Warrant where (i) the terms of the Warrant expressly permit the Holder thereof to exercise such Warrant directly for consideration in the Merger (without first exercising such Warrant for Shares) and (ii) the Company has received prior to the Effective Time an election effective in accordance with the terms of such Warrant from the Holder of such Warrant to exercise such Warrant directly in connection with the Merger.

“Directly Exercisable Warrant Closing Payment” means, in respect of any Directly Exercisable Warrant, an amount in cash equal to the difference of (i) the product of (A) the applicable Per Share Closing Payment payable in respect of the Shares underlying such Directly Exercisable Warrants multiplied by (B) the number of Shares into which such Warrant is exercisable immediately prior to the Effective Time minus (ii) the exercise price for exercise of the Warrant in full.

“Directly Exercisable Warrant Consideration” means, in respect of any Directly Exercisable Warrant, an amount in cash equal to (i) (A) the applicable Per-Share Merger Consideration multiplied by (B) the number of Shares into which such Warrant is exercisable immediately prior to the Effective Time minus (ii) the exercise price for exercise of the Warrant in respect of all Shares for which such Warrant has is exercisable immediately prior to the Effective Time.

“Disqualifying Share” means a Common Share transferred in respect of the exercise of an Option after the Original Agreement Date.

“Earn-Out Purchase Agreements” means (i) the Asset Purchase Agreement dated March 31, 2014 by and between GlobalBridge, Inc., GlobalBridge Advisors, Inc., FDX Advisors Inc. and Folio Dynamics Inc. and (ii) the Asset Purchase Agreement dated January 31, 2013 by and between Access Partners, LLC, MTC Holding Corporation, Steve Keck, James Godsey, Robert Mehringer and FDX Advisors, Inc.

“Environmental Law” means any Applicable Law relating to or addressing the protection or restoration of the environment or natural resources, or the protection of human health from exposure to Hazardous Materials, including CERCLA and similar state and local laws.

“Equity Earnout” means the aggregate amounts payable, if any, by the Company or any Company Subsidiary pursuant to each of Section 1.6 of the Earn-Out Purchase Agreement relating to the GlobalBridge business and of Section 1.7 of the Earn-Out Purchase Agreement relating to the Access Partners business.

“Equity Incentive Plan” means the Company’s Amended and Restated 2008 Stock Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company or any Company Subsidiary as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Wells Fargo & Company.

“Escrow Agreement” means the agreement among Buyer, the Company, the Holders’ Representative and the Escrow Agent in substantially the form of Exhibit A hereto, with such customary changes as may be reasonably requested by the Escrow Agent so long as such changes are consistent with this Agreement.

“Exchange Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“Final Indemnity Escrow Release Date” means the date that is eighteen months after the Closing Date.

“Full Dilution Number” means the sum of (i) the total number of Common Shares outstanding immediately prior to the Effective Time, (ii) the total number of Common Shares issuable upon full conversion of all of the outstanding Preferred Shares immediately prior to the Effective Time, (iii) the total number of Common Shares that would be issuable upon conversion of the Shares that would be issued if the Directly Exercisable Warrants were exercised for Shares immediately prior to the Effective Time and (iv) the total number of Common Shares issuable upon exercise of the Options (minus the total number of Common Shares issuable upon exercise of Rollover Options) outstanding immediately prior to the Effective Time.

“Fundamental Warranty” means any Company Fundamental Warranty or Buyer Fundamental Warranty.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means (i) any executive, official, employee or agent of a Governmental Authority, (ii) any director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) any political party or official thereof, or candidate for political office, or (iv) any executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank).

“Governmental Authority” means any transnational, foreign or domestic, federal, state, or local, governmental authority, commission, department, court, agency or official, including any political subdivision thereof.

“Hazardous Material” means any chemical, waste or substance that has been defined, regulated or listed by any Governmental Authority as “radioactive,” “toxic,” “hazardous” or a “pollutant” or “contaminant” pursuant to applicable Environmental Laws, including petroleum, petroleum constituents, asbestos in any form, and polychlorinated biphenyls.

“Holder Fundamental Warranty” means any representation or warranty made in Section 10 of any Letter of Transmittal.

“Holders” means the Stockholders, the Directly Exercisable Warrant Holders and the Option Holders, in each case immediately prior to the Effective Time. For the avoidance of doubt, a Rollover Participant shall not be considered a Holder with respect to any Rollover Options.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnifiable Taxes” means any and all (i) Taxes that are attributable to any Pre-Closing Tax Periods (as determined under the principles set forth in Section 9.02(e)) and (ii) Transfer Taxes for which the Holders are responsible in accordance with Section 6.02.

“Indemnity Percentage” means, in respect of any Holder, the proportion that (i) the aggregate Per-Share Merger Consideration, Directly Exercisable Warrant Consideration and Option Consideration payable to such Holder bears to (ii) the Aggregate Purchase Price; provided that, for purposes of calculating the Indemnity Percentage of any Holder, the numerator shall exclude the aggregate Merger Preference payable to such Holder in respect of such Holder’s Preferred Shares and/or Directly Exercisable Warrants exercisable for Preferred Shares, as applicable, and the denominator shall exclude the aggregate Merger Preference payable to all Holders in respect of the Preferred Shares and/or Directly Exercisable Warrants exercisable for Preferred Shares, as applicable.

“Interim Indemnity Escrow Release Date” means the date that is twelve months after the Closing Date.

“Intellectual Property Right” means any trademark, service mark, trade name, patent, trade secret, copyright, copyrightable work of authorship, know-how, computer software, proprietary database (including any registrations, extensions, reexaminations, counterparts or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right in any jurisdiction in the world.

“Investment Advisers Act” means the United States Investment Advisers Act of 1940.

“Investment Advisory Client” means any investment advisory client for purposes of the Investment Advisers Act.

“Investment Advisory Contracts” means any contracts pursuant to which the Adviser provides investment advisory services as an “investment adviser” within the meaning of the Investment Advisers Act.

“Investor Rights Agreement” means the amended and restated investor rights agreement relating to the Company dated as of December 16, 2010.

“IRS” means the Internal Revenue Service.

“Key Employees” means Joseph Mrak, Mark Herman, Mark Davis and Aaron Schumm.

“knowledge of the Company”, “the Company’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Joseph Mrak, John Carey, Mark Herman, Mark Davis, Aaron Schumm, Shari Hensrud, Robert Mehringer and, solely for purposes of Section 3.19, Jonathan Ferrara, as well as the knowledge such individuals would reasonably be expected to have after conducting a reasonable investigation.

“Letter of Transmittal” means the letter of transmittal in the form attached as Exhibit B hereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Merger Preference” means the A-1 Merger Preference, A-2 Merger Preference or B Merger Preference, as applicable.

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby or any announcement hereof or thereof, or any facts or circumstances relating to Buyer, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company with third parties, (ii) changes or conditions generally affecting any industry in which the Company or any Company Subsidiary operates, (iii) changes in economic (including financial, banking and/or securities markets), regulatory, legislative, or political conditions generally, (iv) changes in political or social conditions generally, including acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (v) changes in accounting requirements or principles under GAAP, (vi) changes in Applicable Law or the interpretation or enforcement thereof, (vii) earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God” or (viii) any failure by the Company or any Company Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or any other financial or operating metrics for any period (but, for the avoidance of doubt, not the underlying cause of such failure); provided, however, that in the case of the foregoing clauses (ii), (iii), (iv), (v), (vi) and (vii), if such effect disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“New Equity Incentive Plan” means the equity incentive plan to be adopted by Buyer at the Closing in the form of Exhibit F attached hereto and attached as an exhibit to the Contribution Agreement.

“Notional Rollover Option Consideration” means an amount equal to the difference of (i) the product of (A) the Common Per-Share Closing Payment multiplied by (B) the total number of Common Shares issuable upon exercise of Rollover Options immediately prior to the Effective Time minus (ii) the total exercise price for exercise of all Rollover Options in full.

“Option Closing Payment” means, in respect of any Option (other than a Rollover Option), an amount in cash equal to the difference of (i) the product of (A) the Common Per-Share Closing Payment multiplied by (B) the total number of Common Shares issuable upon exercise of such Option immediately prior to the Effective Time minus (ii) the total exercise price for exercise of such Option in full.

“Option Consideration” means, in respect of each Option (other than a Rollover Option), an amount in cash, without interest, equal to the product of (i) the excess of the Common Per-Share Merger Consideration over the exercise price of such Option multiplied by (ii) the number of Common Shares relating to such Option.

“Option Holder” means each holder of unexercised Options as of the Effective Time (other than a holder of Rollover Options).

“Options” means options to purchase Common Shares granted under the Company’s Equity Incentive Plan that are issued and outstanding immediately prior to the Effective Time, whether vested or not.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way, covenants, conditions, exclusions, encumbrances and other similar matters (x) that are matters of record or may be shown or disclosed by an inspection, survey or title report or other similar report or (y) disclosed in policies of title insurance delivered or made available to Buyer prior to the Original Agreement Date; (ii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith by appropriate proceedings; (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith by appropriate proceedings; (iv) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, none of which materially and adversely impact the current use or operation of the affected property; (v) such other imperfections in title, possession, charges, easements, encroachments, rights of way, restrictions, covenants, conditions, defects, exceptions and encumbrances that do not materially and adversely impact the value or current use or operation of the affected property; (vi) purchase money liens and liens securing rental payments under capital lease arrangements; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) the Liens specifically disclosed on Section 1.01(a) of the Company Disclosure Schedule under the heading “Permitted Liens” and (ix) other Liens that do not materially and adversely impact the value or current use or operation of the affected property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Per Share Closing Payment” means, the Common Per-Share Closing Payment, the Series A-1 Per Share Closing Payment, the Series A-2 Per Share Closing Payment or the Series B Per Share Closing Payment, as applicable.

“Per Share Merger Consideration” means, the Common Per-Share Merger Consideration, the Series A-1 Per Share Merger Consideration, the Series A-2 Per Share Merger Consideration or the Series B Per Share Merger Consideration, as applicable.

“Preferred Stock” means the Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series B Preferred Shares of the Company, and “Preferred Shares” means shares of Preferred Stock.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Release” means any actual or threatened release, spill, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, deposit, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Remaining Possible Consideration” means (i) in respect of any Share, the excess, if any of the applicable Per Share Merger Consideration over the applicable Per Share Closing Payment, (ii) in respect of any Option, the excess, if any, of the applicable Option Consideration over the applicable Option Closing Payment and (iii) in respect of any Directly Exercisable Warrant, the excess if any of the Directly Exercisable Warrant Consideration over the Directly Exercisable Warrant Closing Payment.

“Rollover Options” means those Options held by the Rollover Participants that are being converted immediately prior to the Effective Time into Buyer Options pursuant to the Contribution Agreement (as specified in the Rollover Participants Schedule).

“Rollover Participant” means each Key Employee and each other Person who enters into the Contribution Agreement pursuant to Section 5.05(a) (as specified on the Rollover Participant Schedule).

“Rollover Participant Schedule” means the schedule, substantially in the form attached hereto as Exhibit I, to be delivered by Buyer in accordance with Section 5.05(b).

“SEC” means the United States Securities and Exchange Commission.

“Series A Preferred Shares” means the Series A-1 Preferred Shares and Series A-2 Preferred Shares.

“Series A-1 Preferred Shares” means the preferred stock, par value $0.001 per share, of the Company designated Series A-1 Convertible Preferred Stock.

“Series A-1 Per Share Closing Payment” means in respect of any Series A-1 Preferred Share, (i) the A-1 Merger Preference, plus (ii) the product of (A) the Common Per-Share Closing Payment multiplied by (B) the number of shares of Common Stock (which may be fractional) into which such Series A-1 Preferred Share is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Incorporation.

“Series A-1 Per-Share Merger Consideration” means, in respect of any Series A-1 Preferred Share, (i) the A-1 Merger Preference, plus (ii) the product of (A) the Common Per-Share Merger Consideration multiplied by (B) the number of shares of Common Stock (which may be fractional) into which such Series A-1 Preferred Share is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Incorporation.

“Series A-2 Preferred Shares” means the preferred stock, par value $0.001 per share, of the Company designated Series A-2 Convertible Preferred Stock.

“Series A-2 Per-Share Closing Payment” means, in respect of any Series A-2 Preferred Share, (i) the A-2 Merger Preference, plus (ii) the product of (A) the Common Per-Share Closing Payment multiplied by (B) the number of shares of Common Stock (which may be fractional) into which such Series A-2 Preferred Share is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Incorporation.

“Series A-2 Per-Share Merger Consideration” means, in respect of any Series A-2 Preferred Share, (i) the A-2 Merger Preference, plus (ii) the product of (A) the Common Per-Share Merger Consideration multiplied by (B) the number of shares of Common Stock (which may be fractional) into which such Series A-2 Preferred Share is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Incorporation.

“Series B Preferred Shares” means the preferred stock, par value $0.001 per share, of the Company designated Series B Participating Convertible Preferred Stock.

“Series B Per-Share Closing Payment” means, in respect of any Series B Preferred Share, (i) the B Merger Preference, plus (ii) the product of (A) the Common Per-Share Closing Payment multiplied by (B) the number of shares of Common Stock (which may be fractional) into which such Series B Preferred Share is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Incorporation.

“Series B Per-Share Merger Consideration” means, in respect of any Series B Preferred Share, (i) the B Merger Preference, plus (ii) the product of (A) the Common Per-Share Merger Consideration multiplied by (B) the number of shares of Common Stock (which may be fractional) into which such Series B Preferred Share is convertible immediately prior to the Effective Time pursuant to the terms of the Certificate of Incorporation.

“Series A-1 Warrants” means warrants to purchase Series A-1 Preferred Shares that are issued, unexercised and outstanding immediately prior to the Effective Time.

“Series A-2 Warrants” means warrants to purchase Series A-2 Preferred Shares that are issued, unexercised and outstanding immediately prior to the Effective Time.

“Series B Warrants” means warrants to purchase Series B Preferred Shares that are issued, unexercised and outstanding immediately prior to the Effective Time.

“Shares” means the Common Shares and Preferred Shares.

“Stockholder Claim” means any claim, cause of action, suit, demand, liability, controversy, costs, expenses, fees and/or damages of any kind (including any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), brought by any holder or former holder of any equity interest in the Company (in their capacities as such), including, any representative or heir, arising out of or related to such equity holder’s ownership or former ownership of such equity interest in the Company, including claims for appraisal rights, whether directly, derivatively, representatively or in any other capacity, against the Company or the Surviving Corporation, as the case may be, or any of their respective Subsidiaries or Affiliates (including any and all of its and their respective past, present and/or future Affiliates, directors, officers, shareholders, members, partners, employees, fiduciaries, advisors, and agents, and each of their respective successors and assigns), in any way based upon, arising from, relating to or involving, directly or indirectly, this Agreement, the Merger or any other agreement or transaction contemplated hereby or thereby.

“Stockholders” means the holders of Common Stock or Preferred Stock at the Effective Time.

“Stockholders Agreement” means the amended and restated stockholders agreement relating to the Company dated as of December 16, 2010.

“Stockholder Rights Agreement” means the Amended and Restated Stockholder Rights Agreement, dated as of the date hereof, among Buyer, the Guarantor, the Key Employees and certain other stockholders, and attached as Exhibit J hereto.

“Stockholders’ Approval” means the affirmative vote or written consent of, among other things, each of the following:

(i) the holders of Shares representing a majority of the Common Stock (on an as-converted basis in the case of Preferred Shares), voting as a single class, approving and adopting this Agreement and acknowledging that the Merger is an “Approved Sale” for the purposes of the Stockholders Agreement;

(ii) the holders of at least 65% of the shares of the Series B Preferred Stock and Series A Preferred Stock outstanding immediately prior to the Effective Time, voting as a single class, approving the Merger pursuant to Section 6(a) of the Certificate of Incorporation;

(iii) the holders of at least a majority of the outstanding Series B Preferred Shares and at least a majority of the outstanding Series A Preferred Shares, each voting separately as a class, electing to treat the Merger as a Liquidation Event; and

(iv) the holders of at least a majority of the outstanding Series B Preferred Shares and at least 67% of the outstanding Series A Preferred Shares, each voting separately as a class, approving the Merger and acknowledging that it is an “Approved Sale” for the purposes of the Stockholders Agreement.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

“SVB Indebtedness” means any and all indebtedness and other obligations pursuant to the SVB Loan Agreement of a nature that would constitute Closing Indebtedness hereunder.

“SVB Loan Agreement” means that certain Second Amended and Restated Loan and Security Agreement dated as of October 24, 2013 (as amended by the First Loan Modification Agreement dated March 31, 2014) by and among Silicon Valley Bank, the Company, Adviser and M3FN, LLC.

“SVB Payoff Amount” means the amount required to fully repay, satisfy, release, and discharge all current and future obligations of the Company and its Subsidiaries in respect of the SVB Indebtedness and all current and future claims relating to the SVB Indebtedness, as set forth in the SVB Payoff Letter.

“SVB Payoff Letter” means an executed payoff letter from Silicon Valley Bank, acting in its capacity as the Bank pursuant to the SVB Loan Agreement, (i) in a customary form, (ii) that sets forth the amount required to discharge in full the SVB Indebtedness as of an estimated closing date for the transactions contemplated by this Agreement, plus a per diem amount for any days that the Effective Time occurs after such estimated closing date, together with wire transfer instructions, (iii) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company and its Subsidiaries in respect of the SVB Indebtedness and of all current and future claims relating to the SVB Indebtedness and (iv) contemplating the delivery of UCC-3 termination statements and mortgage releases, as necessary, in forms reasonably acceptable to Buyer.

“Target Working Capital” means -$4,835,000.

“Tax” means any federal, state, local, or foreign tax, or other similar assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by any Taxing Authority, and including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Total Projected Net Revenue” means the aggregate amount of projected revenue for the calendar year ending December 31, 2014 from all Investment Advisory Clients (other than Comerica Incorporated) under Investment Advisory Contracts less amounts due to third-party managers as set forth on Exhibit H. For the sake of clarity, (i) the calculation of Total Projected Net Revenue shall exclude any increase or decrease in assets under management resulting from market appreciation or depreciation or currency fluctuations from and after the Original Agreement Date and (ii) for the purpose of determining the satisfaction of the condition set forth in Section 8.02(f), the amount of revenue with respect to each Investment Advisory Contract shall be deemed to be the amount of revenue set forth on Exhibit H irrespective of the actual revenue attributable to such Investment Advisory Contract at such time.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Confidentiality Agreement, the Written Consent, each Letter of Transmittal, the Contribution Agreement, the Stockholder Rights Agreement, the New Equity Incentive Plan and each Employment Agreement.

“Warrant” means each of the Series A-1 Warrants, Series A-2 Warrants, Series B Warrants and Common Warrants.

“Warrant Holder” means each holder of any unexercised Warrant as of the Effective Time.

“Written Consent” means the written consent, waiver of notice and undertaking to exercise or convert Warrants substantially in the form of Exhibit C hereto.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1940 Act	3.13(g)
Affirmative Consent Contract	5.13(b)
Agreement	Preamble
Anti-Money Laundering Laws	3.14(g)
Balance Sheet	3.07
Balance Sheet Date	3.07
Buyer	Preamble
Buyer Indemnified Persons	9.02(a)
Buyer Options	2.09(c)
Cap	9.02(b)
Certificate of Merger	2.03(b)
Charges	9.10(c)
Closing	2.03(a)
Closing Statement	2.13
Company	Preamble
Company Board	Recitals
Company Securities	3.05(c)
Company Subsidiary Securities	3.06(b)
Compensation Committee	2.09(a)
Consent Notice	5.13(a)
Continuing Employees	7.01(a)
Contribution Agreement	Recitals
Current Representation	11.12(a)
D&O Insurance	5.11(c)
Damages	9.02(a)
De Minimis Amount	9.02(b)

Deductible	9.02(b)
Designated Person	11.12(a)
DGCL	2.01(a)
Direct Claim	9.05
Effective Time	2.03(b)
Email	11.01
Employee Plans	3.15(a)
Employment Agreements	Recitals
Environmental Matters	3.21
Environmental Permits	3.21
Escrow Account	2.06(a)
Escrow Amount	2.06(a)
Escrow Property	9.10(c)
Estimated Aggregate Purchase Price	2.13
Estimated Option Consideration	2.13
Estimated Per Share Merger Consideration	2.13
Estimated Warrant Consideration	2.13
Final Aggregate Purchase Price	2.14(f)
Financial Statements	3.07
Guaranteed Obligation	12.02
Guarantor	Preamble
Holder Indemnified Persons	9.03
Holder Pre-Closing Transaction Related Communications	11.12(b)
Holder Privileged Materials	11.12(b)
Holders’ Representative	Preamble
Holders’ Representative Expense Fund Account	2.06(a)
Holders’ Representative Expense Fund Amount	2.06(a)
Holders’ Representative Expense Fund Property	2.06(e)
Income	2.06(e)
Indemnified Party	9.04(a)
Indemnifying Party	9.04(a)
Indemnity Escrow Account	2.06(a)
Indemnity Escrow Amount	2.06(a)
Key Customers	3.23
Material Contract	3.10(a)
Merger	2.01(a)
Merger Sub	Preamble
Negative Consent Notice	5.13(b)
Open Source Software	3.19(g)
Options Escrow Percentage	2.06(f)
Outside Date	10.01(a)

Owned Proprietary Software	3.19(g)
Paying Agent Agreement	2.07(a)
Permits	3.12
Post-Closing Representation	11.12(a)
Post-Closing Statement	2.14(a)
Pre-Closing Tax Returns	6.01(a)
Prior Company Counsel	11.12(a)
Proposal	5.06
Purchase Price Adjustment Escrow Account	2.06(a)
Purchase Price Adjustment Escrow Amount	2.06(a)
Ratification Documents	5.14
Released Parties	11.15
Releasing Parties	11.15
Representatives	5.03(a)
Shares and Warrants Escrow Percentage	2.06(f)
Stock Certificates	2.07(a)
Surviving Corporation	2.01(a)
Third-Party Claim	9.04(a)
Transfer Taxes	6.02
Warrant Notice	5.12

Section 1.02. Other Definitional and Interpretative Provisions

The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any disclosure schedule hereto, all such amendments, modifications or supplements must also be referenced in the appropriate disclosure schedule. References to any statute include any rules and regulations promulgated thereunder, and references to any statute, rule or regulation are to such statute, rule or regulation as amended, modified or supplemented from time to time in accordance with Applicable Law. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “party” is to be deemed to refer to a party hereto and references to “$” are to U.S. Dollars.

ARTICLE 2

The Merger

Section 2.01. The Merger

(a) Upon the terms and subject to the conditions hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02. Pre-Closing Actions.

Without prejudice to the other undertakings and agreements of the parties contained elsewhere in this Agreement to be performed from time to time, in preparation for the Closing, the Company shall:

(i) at least 3 Business Days prior to Closing, deliver to Buyer the Closing Statement in accordance with Section 2.13 and wire instructions for all payments to be made by Buyer at Closing;

(ii) at least 3 Business Days prior to Closing, Deliver to Buyer the SVB Payoff Letter; and

(iii) within 10 Business Days following the Original Agreement Date, send to each Stockholder and Holder of Directly Exercisable Warrants the Letter of Transmittal for use in exchanging its Shares and Directly Exercisable Warrants for the Per Share Merger Consideration.

Section 2.03. Closing; Effective Time

(a) Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, as soon as practicable, but in no event later than (A) 10:00 a.m. New York City time two Business Days after each of the conditions set forth in Article 8 (other than those conditions set forth in Article 8 that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing by the party or parties entitled to the benefit thereof) is satisfied or, to the extent permissible, waived by the party entitled to the benefit thereof, or, (B) if such date is within 5 days of the end of the month, the last Business Day of that month or (ii) at such other time and place as Buyer and the Company may mutually agree. If the Closing Date determined pursuant to this Section 2.03(a) is not the beginning or end of a month, the parties will consider in good faith whether a month-end or month-beginning Closing is more appropriate.

(b) At the Closing:

(i) The Company, Holders’ Representative, Buyer and Escrow Agent shall execute and deliver the Escrow Agreement.

(ii) The Company shall:

(A) deliver to Buyer the certificates required by Section 8.02(e);

(B) deliver to Buyer a long form good standing of the Company and a copy of the corporate authorizations of the Company relating to the Merger and the Written Consent;

(C) deliver to Buyer the Tax certificate and IRS notice set out in Section 6.01(e);

(D) deliver to Buyer the resignations, effective as of the Closing, of all directors of the Company other than Joseph Mrak; and

(E) make arrangements, in customary form, for delivery of all Lien releases and terminations in connection with the SVB Indebtedness as soon as practicable following the Closing.

(iii) Buyer shall:

(A) deliver to the Company a long form good standing of the Buyer and Merger Sub, and a copy of the corporate authorizations of the Buyer and Merger Sub relating to the Merger, and a certificate signed by an officer of Buyer that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been complied with;

(B) pay, or cause to be paid, the Escrow Amount to the Escrow Agent in accordance with Section 2.06(a); and

(C) pay, or cause to be paid, to the Exchange Agent pursuant to the written wire instructions provided by the Company at least three Business Days prior to Closing, the aggregate Per Share Closing Payment and the aggregate Directly Exercisable Warrant Closing Payment, in each case based on the amounts set forth in the Closing Statement;

(D) pay, or cause to be paid, to the Company pursuant to the written wire instructions provided by the Company at least three Business Days prior to Closing, an amount equal to $2,294,167.01; and

(E) pay, or cause to be paid, to Silicon Valley Bank the SVB Payoff Amount.

(iv) Merger Sub and the Company shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and make all other filings, recordings or publications required by Applicable Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Buyer and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.04. Certificate of Incorporation; Bylaws; Directors and Officers

(a) Effective immediately following the Merger, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law, provided that such certificate of incorporation shall reflect, as of the Effective Time, “Folio Dynamics Inc.” as the name of the Surviving Corporation.

(b) Effective immediately following the Merger, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

(c) The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier death, resignation or removal.

Section 2.05. Effect on Capital Stock

As a result of the Merger, at the Effective Time:

(a) except as otherwise provided in Section 2.05, Section 2.06, Section 2.07, Section 2.08, Section 2.09 or Section 2.14, each Share outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be cancelled and shall automatically be converted into the right to receive, subject to Sections 2.06 and 2.14, an amount in cash equal to the applicable Per Share Merger Consideration;

(b) each Share owned by the Company, any Company Subsidiary, Buyer or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist without payment of any consideration with respect thereto; and

(c) each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

Section 2.06. Escrow Account

(a) At the Effective Time, Buyer shall cause (i) $500,000 in cash (the “Purchase Price Adjustment Escrow Amount”) to be delivered to the Escrow Agent on behalf of the Holders for deposit into a separate account (the “Purchase Price Adjustment Escrow Account”), (ii) $20,000,000 (the “Indemnity Escrow Amount”) to be delivered to the Escrow Agent on behalf of the Holders for deposit into a separate account (the “Indemnity Escrow Account”) and (iii) $250,000 (the “Holders’ Representative Expense Fund Amount”, and together with the Purchase Price Adjustment Escrow Amount and the Indemnity Escrow Amount, the “Escrow Amount”) to be delivered to the Escrow Agent on behalf of the Holders for deposit into a separate account (the “Holders’ Representative Expense Fund Account”, and together with the Purchase Price Adjustment Escrow Account and the Indemnity Escrow Account, the “Escrow Account”), in accordance with the terms of the Escrow Agreement. The Purchase Price Adjustment Escrow Amount, the Indemnity Escrow Amount and the Holders’ Representative Expense Fund Amount deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to pay amounts owing or payable, with respect to the Purchase Price Adjustment Escrow Account, pursuant to Section 2.14, and with respect to the Indemnity Escrow Account and the Holders’ Representative Expense Fund Account, pursuant to Article 9, with any remaining funds to be distributed to the Holders in accordance with Section 2.06(d), Section 2.06(e) and Section 2.14.

(b) The parties acknowledge and agree that the Escrow Amount shall be deducted from the cash payable in respect of Shares pursuant to Section 2.05(a), the cash payable in respect of Options pursuant to Sections 2.09 and the cash payable in respect of the Directly Exercisable Warrants pursuant to Section 2.07(f), so that each Holder will initially receive, for each Share, Option or Directly Exercisable Warrant held by it, only the Per Share Closing Payment, Per Option Closing Payment or Per Directly Exercisable Warrant Closing Payment, as applicable.

(c) The remaining funds, if any, in the Purchase Price Adjustment Escrow Amount following the determination of the Final Aggregate Purchase Price and the making of any payments from the Purchase Price Adjustment Escrow Amount to Buyer required pursuant to Section 2.14(e) and/or to the Accounting Referee required pursuant to Section 2.14(c), as applicable, shall be released from the Purchase Price Escrow Account for distribution to the Holders in accordance with Section 2.14.

(d) On the Interim Indemnity Escrow Release Date (or, if such day is not a Business Day, the next Business Day thereafter), an amount equal to (x) fifty percent (50%) of the funds deposited in the Indemnity Escrow Account on the Closing Date less (y) the aggregate amount of all Claims paid from the Indemnity Escrow Account as of the Interim Indemnity Escrow Release Date less (z) the aggregate amount of any outstanding and unpaid Claims made against the Indemnity Escrow Account as of the Interim Indemnity Escrow Release Date, shall be released from the Indemnity Escrow Account for distribution to the Holders in accordance with the terms of the Escrow Agreement. On the Final Indemnity Escrow Release Date (or, if such day is not a Business Day, the next Business Day thereafter), an amount equal to (x) the remaining funds in the Indemnity Escrow Account at such time less (y) the aggregate amount of any outstanding and unpaid Claims made in accordance with Article 9 against the Indemnity Escrow Account as of the Final Indemnity Escrow Release Date, shall be released from the Indemnity Escrow Account for distribution to the Holders in accordance with the terms of the Escrow Agreement. Thereafter, if at any time funds remaining in the Indemnity Escrow Account are no longer subject to any Claims, such funds shall be released from the Indemnity Escrow Account for distribution to the Holders in accordance with the terms of the Escrow Agreement. The Escrow Agent shall hold the Indemnity Escrow Amount and all interest and other amounts earned thereon in escrow pursuant to the Escrow Agreement. Distributions of any funds from the Indemnity Escrow Account shall be governed by the terms and conditions of the Escrow Agreement.

(e) On the Final Indemnity Escrow Release Date (or, if such day is not a Business Day, the next Business Day thereafter), the remaining funds in the Holders’ Representative Expense Fund Account at such time shall be released from the Holders’ Representative Expense Fund Account for deposit into an account designated by the Holders’ Representative. Thereafter, based solely on the Holders’ Representative’s discretion, the Holders’ Representative shall distribute all or portions of such funds, from time to time, to the Holders in the proportions contemplated by Section 2.06 (f). The Escrow Agent shall hold the Holders’ Representative Expense Fund Amount and all interest and other amounts earned thereon in escrow pursuant to the Escrow Agreement. Upon deposit into the account designated by the Holders’ Representative as prescribed above, the remaining Holders’ Representative Expense Fund Amount and all interest and other amounts earned thereon (collectively, “Income”, and together with such remaining Holders’ Representative Expense Fund Amount, the “Holders’ Representative Expense Fund Property”) shall be maintained by the Holders’ Representative, and the Holders’ Representative shall have the right to recover the Charges (as defined below) from the Holders’ Representative Expense Fund Property. The Holders shall be responsible for and shall pay and discharge all taxes, assessments and governmental charges imposed on or with respect to the Holders’ Representative Expense Fund Property. The Holders’ Representative shall be entitled to deduct and withhold from any funds or other assets otherwise payable out of the Holders’ Representative Expense Fund Property to any Holder pursuant to this Agreement such amounts as the Holders’ Representative is required to deduct and withhold under any provision of federal, state, local or foreign tax law. If the Holders’ Representative so withholds amounts, such amounts shall be treated for the purposes of this Agreement as having been paid to the Holders in respect of which the Holders’ Representative made such deductions and withholding.

(f) Any amounts payable to or released to the Holders from the Escrow Account (other than any release to the Holders’ Representative in its capacity as such) will be released pro rata to the Holders’ relative Remaining Possible Consideration. Upon any such release from escrow, the total amount of any such release payable to the Holders of Shares and Directly Exercisable Warrants (the “Shares and Warrants Escrow Percentage”) will be delivered to the Exchange Agent for the benefit of the Holders of Shares and Directly Exercisable Warrants, and the total amount of any such release payable to Holders of Options (other than Rollover Options) (the “Options Escrow Percentage”) will be delivered to the Company for payment to the Option Holders.

Section 2.07. Surrender and Payment of Shares and Directly Exercisable Warrants

(a) Each Holder whose Shares have been converted into the right to receive payment pursuant to Section 2.05 shall be entitled to receive, upon surrender to the Exchange Agent of (i) certificate(s) representing Shares (the “Stock Certificates”) (or an affidavit and indemnity as contemplated by Section 2.12) together with a properly completed Letter of Transmittal or (ii) uncertificated Shares by delivering to the Exchange Agent a properly completed Letter of Transmittal, the Per Share Merger Consideration for such Shares (less any amounts deducted, pursuant to this Article 2, for deposit into the Escrow Account, which amounts shall be deemed paid to the Holders for purposes of this Section 2.07 in the manner and at the times set forth in Section 2.06 and Section 2.14). Until so surrendered, each such Stock Certificate shall represent after the Effective Time for all purposes only the right to receive such payment provided in Section 2.05. The Exchange Agent shall provide confirmation of receipt of each Letter of Transmittal to Buyer in accordance with the terms of the agreement pursuant to which the Exchange Agent was retained (the “Paying Agent Agreement”). No Holder may modify the form or substance of a Letter of Transmittal without the prior written approval of Buyer.

(b) The Exchange Agent shall pay the applicable Per Share Merger Consideration to the Stockholders in the following manner:

(i) If any Stockholder surrenders its Stock Certificates (or an affidavit and indemnity as contemplated by Section 2.12), together with a properly completed Letter of Transmittal, or in the case of uncertificated Shares, a properly completed Letter of Transmittal, to the Exchange Agent prior to the determination of the Final Aggregate Purchase Price, then such Stockholder shall receive in immediately available funds by wire transfer to an account designated by such Stockholder in respect of each Share represented thereby (A) in accordance with the terms of the Paying Agent Agreement, the applicable Per Share Closing Payment, (B) any additional payment in respect of such Share in accordance with Section 2.14 following the determination of the Final Aggregate Purchase Price and (C) any additional payment in respect of such Share in accordance with Section 2.06.

(ii) If any Stockholder surrenders its Stock Certificates (or an affidavit and indemnity as contemplated by Section 2.12) together with a properly completed Letter of Transmittal, or in the case of uncertificated Shares, a properly completed Letter of Transmittal, to the Exchange Agent after the determination of the Final Aggregate Purchase Price, then such Stockholder shall receive in immediately available funds by wire transfer to an account designated by such Stockholder in respect of each Share represented thereby payment of an amount equal to (A) in accordance with the terms of the Paying Agent Agreement, the Per Share Closing Payment plus any amounts due in respect of that Share in accordance with Section 2.14 and (B) any additional payment in respect of such Share in accordance with Section 2.06.

(c) If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Stock Certificate is registered, it shall be a condition to such payment that the Stock Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Surviving Corporation any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Stock Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of any Shares. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the applicable Per Share Merger Consideration upon the applicable Holder’s compliance with Section 2.07(b). For purposes of such exchange, the cancelled Common Stock shall be deemed surrendered pursuant to Section 2.07(b) as of the date presented to the Surviving Corporation.

(e) Each Holder of Directly Exercisable Warrants immediately prior to the Effective Time shall be entitled to receive, upon surrender to the Exchange Agent of such Warrant, the Directly Exercisable Warrant Consideration for such Directly Exercisable Warrant (less any amounts deducted pursuant to this Article 2 for deposit into the Escrow Account), which amounts shall be deemed paid to the Holders for purposes of this Section 2.07 in the manner and at the times set forth in Section 2.06 and Section 2.14. Until so surrendered, each such Directly Exercisable Warrant shall represent after the Effective Time for all purposes only the right to receive such payment provided herein.

(f) The Exchange Agent shall pay the applicable Directly Exercisable Warrant Consideration to the Holders in the following manner:

(i) If any such Holder surrenders its Directly Exercisable Warrant to the Exchange Agent prior to the determination of the Final Aggregate Purchase Price, then such Holder shall receive in immediately available funds by wire transfer to an account designated by such Holder (A) in accordance with the terms of the Paying Agent Agreement, the applicable Directly Exercisable Warrant Closing Payment, (B) any additional payment in respect of such Directly Exercisable in accordance with Section 2.14 following the determination of the Final Aggregate Purchase Price and (C) any additional payment in respect of such Directly Exercisable Warrant in accordance with Section 2.06.

(ii) If any such Holder surrenders its Directly Exercisable Warrant to the Exchange Agent after the determination of the Final Aggregate Purchase Price, then such Holder shall receive in immediately available funds by wire transfer to an account designated by such Holder (A) in accordance with the terms of the Paying Agent Agreement, the applicable Directly Exercisable Warrant Closing Payment plus any additional payment in respect of such Directly Exercisable in accordance with Section 2.14 following the determination of the Final Aggregate Purchase Price and (B) any additional payment in respect of such Directly Exercisable Warrant in accordance with Section 2.06.

Section 2.08. Appraisal Rights

Notwithstanding Section 2.05, Shares outstanding immediately prior to the Effective Time and held by a Holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into the right to receive the Per Share Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such Holder fails to perfect, withdraws or otherwise loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable Per Share Merger Consideration (less any amounts deducted for deposit into the Escrow Account). The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.09. Cancellation and Payment of Options

(a) The compensation committee (the “Compensation Committee”) of the Company Board shall adopt resolutions and take all actions necessary or advisable (including providing any required notices) to provide that (i) the Options, to the extent unvested and unexercisable, shall become fully vested and exercisable prior to the Effective Time, (ii) each Option Holder shall be given the opportunity to exercise his or her outstanding Options (other than Rollover Options) prior to the Effective Time on a cashless exercise basis based on the Estimated Per-Share Merger Consideration for shares of Common Stock and (iii) the provisions of this Section 2.09 shall be effectuated. In the event that Options (other than Rollover Options) are not exercised prior to the Effective Time, such Options shall be cancelled in exchange for a cash payment in accordance with Section 2.09(b).

(b) At or immediately prior to the Effective Time, each Option (other than a Rollover Option) then issued and outstanding (and not forfeited or canceled in accordance with its terms) shall, without any action on the part of any party hereto or the Option Holder thereof, be cancelled. In consideration of the cancellation of each such Option that is not a Rollover Option, at Closing, Buyer shall make available to the Surviving Corporation an amount equal to the aggregate Option Closing Payment in respect of the applicable outstanding Options, and (a) the Surviving Corporation shall pay to each Option Holder at the Effective Time the Option Closing Payment for each Option and (b) thereafter any subsequent additional payment in respect of Options shall be made in accordance with Section 2.06 and Section 2.14 (for avoidance of doubt, without duplication of any amounts previously paid to such Option Holders in accordance herewith). Each payment made to Option Holders under this Section 2.09 shall be made on the same dates, and subject to the same terms, as payments to the other Holders.

(c) At or immediately prior to the Effective Time, each Option that is a Rollover Option shall be converted into a stock option to purchase a number of shares of Buyer Stock at an exercise price per share (each, a “Buyer Option”) each as set forth in the Contribution Agreement. Each Rollover Option which is converted to a Buyer Option in accordance with the preceding sentence shall be subject to the same terms and conditions as applicable to the corresponding Rollover Option immediately prior to the Effective Time (taking into account any accelerated vesting of such Rollover Options in accordance with the terms thereof).

Section 2.10. Adjustments

If, during the period between the Original Agreement Date and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of capital stock, or stock dividend thereon with a record date during such period, or any similar event relating to the capital stock, the applicable Per Share Merger Consideration, Option Consideration and Warrant Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.11. Withholding Rights

The Buyer and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Buyer and/or the Surviving Corporation so withhold amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder, Warrant Holder or Option Holder, as applicable, in respect of which the Buyer and the Surviving Corporation, as applicable, made such deduction and withholding.

Section 2.12. Lost Certificates

If any Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and the provision of an indemnity against any claim that may be made against the Surviving Corporation with respect to such Stock Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Stock Certificate, the applicable Per Share Merger Consideration to be paid in respect of the Common Stock represented by such Stock Certificate, as contemplated by this Article 2.

Section 2.13. Pre-Closing Estimate of the Aggregate Purchase Price

No later than three Business Days prior to the scheduled Closing Date, the Company shall deliver to Buyer, in conjunction with Buyer’s delivery to the Company of the Rollover Participant Schedule pursuant to Section 5.05(b), a statement (the “Closing Statement”) setting forth the Company’s good faith estimate of (i) Closing Cash, (ii) Closing Indebtedness, (iii) Company Transaction Expenses, (iv) Closing Working Capital and (v) Notional Rollover Option Consideration (based on the Rollover Participant Schedule and the other elements of the Closing Statement). The Company shall also deliver to Buyer its good faith calculation, using the amounts set forth on the Closing Statement, of the estimated Aggregate Purchase Price (the “Estimated Aggregate Purchase Price”), the estimated Per Share Merger Consideration (the “Estimated Per Share Merger Consideration”) in respect of each issued and outstanding Series A-1 Preferred Share, Series A-2 Preferred Share, Series B Preferred Share and each Common Share, the estimated Option Consideration (the “Estimated Option Consideration”) and the estimated Directly Exercisable Warrant Consideration (the “Estimated Warrant Consideration”) in respect of each Series A-1 Preferred Warrant, Series A-2 Preferred Warrant, Series B Preferred Warrant and Common Warrant and the amounts of the Per Share Closing Payments and the Directly Exercisable Warrant Closing Payments based on the foregoing calculations. The Company shall provide Buyer with access to such information used by the Company in its calculation of such amounts as is reasonably necessary for Buyer to review such amounts.

Section 2.14. Post-Closing Adjustment

(a) As promptly as practicable, but no later than 60 days, after the Closing Date, Buyer shall cause to be prepared and delivered to the Holders’ Representative a statement (the “Post-Closing Statement”) setting forth Buyer’s calculation of (i) Closing Indebtedness, (ii) Closing Cash, (iii) Company Transaction Expenses, (iv) Closing Working Capital and (v) Notional Rollover Option Consideration. Buyer shall also deliver to the Holders’ Representative its calculation, using the amounts set forth on the Post-Closing Statement, of the Aggregate Purchase Price, and the Per Share Merger Consideration in respect of each Share, Option Consideration in respect of each Option and the Warrant Consideration in respect of each Warrant. Buyer shall provide the Holders’ Representative with access to such information used by Buyer in its calculation of such amounts as is reasonably necessary for the Holders’ Representative to review such amounts.

(b) If the Holders’ Representative disagrees with Buyer’s calculation of any of the items set forth on the Post-Closing Statement delivered pursuant to Section 2.14(a), the Holders’ Representative may, within 30 days after receipt of the Post-Closing Statement, deliver a notice to Buyer disagreeing with such calculation, specifying the Holders’ Representative’s calculation of such amount and, in reasonable detail, the Holders’ Representative’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which the Holders’ Representative disagrees, and the Holders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Post-Closing Statement delivered pursuant to Section 2.14(a).

(c) If the Holders’ Representative delivers a notice of disagreement pursuant to Section 2.14(b), Buyer and the Holders’ Representative shall, during the 15 days after delivery thereof, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Aggregate Purchase Price. If Buyer and the Holders’ Representative are unable to reach agreement as to such amount during such period, the parties shall promptly thereafter cause the Accounting Referee to promptly review this Section 2.14 (and any related definitions) and the disputed items or amounts for the purpose of calculating Aggregate Purchase Price. In making such calculation, such independent accounting firm shall (w) be limited to a review of whether the disputed amounts were calculated in accordance with this Section 2.14 (and any related definitions), (x) consider only those items or amounts in the Post-Closing Statement as to which the Holders’ Representative has disagreed and shall therefore be bound as to all other matters and calculations as to which the Closing Statement and the Post-Closing Statement are in accord, (y) be bound in all respects and for all purposes by the definitions hereof and the Agreed Accounting Principles, and shall not assign a value to any disputed amount greater than the higher of the amounts proposed by Buyer and Holders’ Representative or less than the lower of the amounts proposed by Buyer and Holders’ Representative, and (z) not consider in any respect or for any purpose any settlement discussions or settlement offer made by or on behalf of Buyer or the Holders, unless otherwise agreed by Buyer and the Holders’ Representative, and no party hereto will disclose (or permit its representatives to disclose) to the Accounting Referee any such discussions or offer. The Accounting Referee shall deliver to Buyer and the Holders’ Representative, as promptly as practicable, a report setting forth its calculation of Aggregate Purchase Price. Such report shall be final and binding upon Buyer and the Holders’ Representative without any right to appeal or bring suit to challenge the calculation of the Aggregate Purchase Price (or any component or consequences thereof). The cost of such review and report shall be borne (i) by the Holders, if the difference between the Final Aggregate Purchase Price and the Holders’ Representative’s calculation of Aggregate Purchase Price delivered pursuant to Section 2.14(b) is greater than the difference between the Final Aggregate Purchase Price and Buyer’s calculation of Aggregate Purchase Price delivered pursuant to Section 2.14(a), (ii) by Buyer, if the difference between the Final Aggregate Purchase Price and the Holders’ Representative’s calculation of Aggregate Purchase Price delivered pursuant to Section 2.14(b) is less than the difference between the Final Aggregate Purchase Price and Buyer’s calculation of Aggregate Purchase Price delivered pursuant to Section 2.14(a) and (iii) otherwise, equally by Buyer, on the one hand, and the Holders, on the other hand. Costs for which the Holders are responsible in accordance with the prior sentence shall be paid from the Purchase Price Adjustment Escrow Account. In the event that such costs exceed the remaining Purchase Price Adjustment Escrow Amount, any excess shall be paid from the Indemnity Escrow Account. If the Holders are responsible for all or a part of the costs and expenses of such review and report, Buyer and the Holders’ Representative will jointly instruct the Escrow Agent to pay out of the Purchase Price Adjustment Escrow Account and/or the Indemnity Escrow Account, as applicable, to the account(s) specified by the Accounting Referee, by wire transfer of immediately available funds, a portion of the amount held in such escrow account equal to the amount of the costs and expenses of the Accounting Referee payable by the Holders, and the release of amounts from the Purchase Price Adjustment Escrow Account by Sections 2.06(c) and 2.14(e) shall be made after giving effect to such payment to the Accounting Referee.

(d) The Holders’ Representative and Buyer agree that they shall, and Buyer agrees to cause its and the Surviving Corporation’s respective independent accountants and the Subsidiaries of the Surviving Corporation to, cooperate and assist in the preparation of the Post-Closing Statement and the calculation of Aggregate Purchase Price and in the conduct of the reviews referred to in this Section 2.14, including making available to the extent necessary books, records, work papers and personnel.

(e) If the Final Aggregate Purchase Price is less than the Estimated Aggregate Purchase Price, then Buyer shall be entitled to (x) payment of an amount equal to such shortfall from the Purchase Price Adjustment Escrow Account and (y) to receive from the Indemnity Escrow Account the additional amount (if any) by which the Final Aggregate Purchase Price is less than the Estimated Aggregate Purchase Price. In the event that the Holders’ obligations under this Section 2.14 exceed the sum of the Purchase Price Adjustment Escrow Amount plus the Indemnity Escrow Amount, such excess shall be paid to Buyer by the Holders pro rata to their relative Indemnity Percentages. If the Final Aggregate Purchase Price is greater than the Estimated Aggregate Purchase Price, then the Holders shall be entitled to payment of an amount equal to such excess, to be paid by or on behalf of Buyer to the Exchange Agent, and in turn to be distributed by the Exchange Agent among the Holders pro rata to their Remaining Possible Consideration. If any amounts remain in the Purchase Price Adjustment Escrow Account after the applicable payment pursuant to this Section 2.14(e), then such remaining amount shall be promptly released from the Purchase Price Adjustment Escrow Account (i) to the Exchange Agent, in respect of any Stockholders and Directly Exercisable Warrant Holders, to be distributed by the Exchange Agent among such Stockholders and Directly Exercisable Warrant Holders pro rata to their Remaining Possible Consideration and (ii) to the Surviving Corporation, in respect of Option Holders to be distributed to such Option Holders pro rata to their Remaining Possible Consideration. Any payment from

Buyer or the Escrow Account pursuant to this Section 2.14(e) shall be made within three Business Days after the date on which the Final Aggregate Purchase Price has been determined, by wire transfer of immediately available funds by Buyer or the Escrow Agent (as directed by the parties), as the case may be, to the applicable party or parties. Buyer and the Holders’ Representative shall deliver to the Escrow Agent irrevocable instructions giving effect to any payment or release provided for by this Section 2.14(e) in accordance with the terms of the Escrow Agreement.

(f) “Final Aggregate Purchase Price” means the Aggregate Purchase Price (i) as shown in Buyer’s calculation thereof set forth on the Post-Closing Statement delivered pursuant to Section 2.14, if the Holders’ Representative does not deliver any notice of disagreement with respect thereto pursuant to Section 2.14(b) or (ii) if the Holders’ Representative does deliver such a notice of disagreement, (A) as agreed by Buyer and the Holders’ Representative pursuant to Section 2.14(c) or (B) in the absence of such agreement, as determined by the Accounting Referee pursuant to Section 2.14(c).

Section 2.15. Tax Treatment

The parties intend the Indemnity Escrow Amount to qualify for installment sale reporting under Section 453 of the Code and the rules and regulations promulgated thereunder. All payments required pursuant to Section 2.14 will, to the extent permitted by Applicable Law, be deemed to be adjustments for Tax purposes to the Aggregate Purchase Price paid by Buyer for the equity interests of the Company pursuant to this Agreement.

Section 2.16. Payments by Buyer, Merger Sub and the Surviving Corporation

Notwithstanding anything to the contrary herein, any payments made by or on behalf of Buyer, Merger Sub or, after the Closing, the Surviving Corporation, pursuant to the terms of this Agreement at the direction of the Holders’ Representative or, at or prior to the Closing, the Company, shall be deemed to satisfy and discharge in full all of Buyer’s, Merger Sub’s and the Surviving Corporation’s obligations and liability to the Holders’ Representative and the Holders under this Agreement with respect thereto, regardless of whether such payments are further distributed or paid to any Holder.

Section 2.17. Fees of the Exchange Agent

The fees of the Exchange Agent shall be paid equally by Buyer and the Company. The portion of the fees of the Exchange Agent payable by the Company shall be included in Company Transaction Expenses.

ARTICLE 3

Representations and Warranties of the Company

Subject to Section 11.13, except as set forth in the corresponding numbered section of the Company Disclosure Schedule, the Company represents and warrants to Buyer, as of the Original Agreement Date and on the Closing Date, as follows:

Section 3.01. Corporate Existence and Power

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as now conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.02. Corporate Authorization

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Company and, except for the Stockholders’ Approval which will be obtained pursuant to the Written Consent, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the due authorization, execution and delivery of this Agreement by Buyer and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with the terms hereof, except to the extent that the enforceability hereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Law relating to the enforcement of creditors’ rights generally or by general principles of equity.

(b) The Company Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend adoption of this Agreement by the Company’s stockholders.

Section 3.03. Governmental Authorizations

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and the filing of the amended Certificate of Incorporation in the form set forth in Exhibit L with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) any such action or filing the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, and (iv) any such action or filing of Buyer or any of its Affiliates as may be necessary solely as a result of any facts or circumstances relating to Buyer of any such Affiliates.

Section 3.04. Noncontravention

Except as set forth in Section 3.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) assuming receipt of the Stockholders’ Approval, violate the certificate of incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any notice to, filing with, consent or approval from or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Company Subsidiary, or to a loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any written agreement of the Company or any Company Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except for any Permitted Liens, with such exceptions, in the case of each of clauses (ii) and (iv), as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.05. Capitalization

(a) The authorized capital stock of the Company consists of 12,000,000 Shares.

(b) As of the Original Agreement Date, there are outstanding (i) 795,661 Series A-1 Preferred Shares, (ii) 249,772 Series A-2 Preferred Shares, (iii) 1,711,078 Series B Preferred Shares, (iv) 244,452 Common Shares (v) 535,632 Options which represent the right to purchase an aggregate of 535,632 Common Shares, (vi) 5,379 Series A-1 Warrants which represent the right to purchase an aggregate of 5,379 Series A-1 Preferred Shares, (vii) 48,706 Series A-2 Warrants which represent the right to purchase an aggregate of 48,706 Series A-2 Preferred Shares, (viii) 56,256 Series B Warrants which represent the right to purchase an aggregate of 56,256 Series B Preferred Shares and (ix) 165,902 Common Warrants which represent the right to purchase an aggregate of 165,902 Common Shares. Section 3.05(b) of the Company Disclosure Schedule sets forth the following as of the Original Agreement Date (i) with respect to each Option outstanding as of the Original Agreement Date, (A) the name of the Holder of such Option, (B) the number of shares of Common Stock subject to such Option, (C) the applicable exercise price per Common Share subject to such Option, (D) the vesting schedule of such Option, (E) whether such Option is intended to be an “incentive stock option” within the meaning of Code Section 422 and (F) the grant date of such Option, and (ii) the Conversion Price (as defined in the Certificate of Incorporation) of each the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series B Preferred Stock as of the Original Agreement Date.

(c) All outstanding Shares have been duly authorized and validly issued and are fully paid and Section 3.05(b) non-assessable. Except set forth in Section 3.05(b) and for changes after the Original Agreement Date resulting from the exercise or conversion of any Preferred Shares, Options or Warrants (such Preferred Shares, Options or Warrants being outstanding on the Original Agreement Date), there are no outstanding (i) equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for equity interests of the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests or securities convertible into or exchangeable for equity interests of the Company (the items in Sections 3.05(c)(i), 3.05(c)(ii) and 3.05(c)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities, other than the obligation to redeem or otherwise cause to be purchased or satisfied the Preferred Shares and the Warrants at the Closing in accordance with the terms and conditions thereof.

(d) No Company Securities are owned by any Company Subsidiary.

Section 3.06. Company Subsidiaries

(a) Each Company Subsidiary is a corporation or other entity duly incorporated or organized, validly existing and, in jurisdictions where such concept is recognized, in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. All Company Subsidiaries and their respective jurisdictions of incorporation or organization are identified on Section 3.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock or other voting securities of each Company Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien other than Permitted Liens. There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for equity interests of any Company Subsidiary, (ii) warrants, calls, options, or other rights to acquire from the Company or any Company Subsidiary, or other obligations of the Company or any Company Subsidiary to issue, any equity interests or securities convertible into or exchangeable for equity interests of any Company Subsidiary or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Company Subsidiary (the items in Sections 3.06(b)(i) through 3.06(b)(iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary Securities.

Section 3.07. Financial Statements

The audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2012 and December 31, 2013 and the related audited consolidated statements of income and cash flows for the years then ended, and the unaudited interim consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2014, in each case together with the notes thereto (the “Balance Sheet”, and the date thereof, the “Balance Sheet Date”) and the related unaudited interim consolidated statements of income and cash flows for the six months then ended (collectively, the “Financial Statements”) in each case fairly present in all material respects in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited interim financial statements).

Section 3.08. Absence of Certain Changes

(a) Since the Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since the Balance Sheet Date until the Original Agreement Date, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course in all material respects, and neither the Company nor any Company Subsidiary has taken any action that, if taken after the Original Agreement Date and prior to the Effective Time, would require the consent of Buyer pursuant to any of Section 5.01.

Section 3.09. No Undisclosed Material Liabilities

There are no liabilities of the Company or any Company Subsidiary that are required in accordance with GAAP to be reflected on or reserved against a consolidated balance sheet of the Company and the Company Subsidiaries, other than (a) liabilities reflected on or reserved against the Financial Statements or disclosed in the notes thereto, (b) liabilities disclosed in any Schedule hereto, (c) liabilities incurred in connection with the transaction contemplated hereby, (d) liabilities incurred in the ordinary course of business since the Balance Sheet Date and (e) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.10. Material Contracts

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth as of the Original Agreement Date all of the following contracts to which the Company or any Company Subsidiaries is a party or by which it is bound (such contracts disclosed or required to be disclosed on Section 3.10(a) of the Company Disclosure Schedule, each a “Material Contract”):

(i) any lease for personal property providing for annual rentals of $500,000 or more and any real property lease;

(ii) any contract or series of related contracts between the Company or any Company Subsidiaries, on the one hand, and a supplier or customer of the Company or any Company Subsidiaries, on the other hand, under which an amount of at least $500,000 was paid by or to, respectively, the Company and any Company Subsidiaries in the year ending on the Balance Sheet Date;

(iii) any joint venture, strategic alliance partnership or other similar agreement;

(iv) any agreement with a Governmental Authority;

(v) any Company IPR Agreement (as defined below);

(vi) any employment, severance, independent contractor or consulting agreement with any employee,individual independent contractor or consultant of the Company or any Company Subsidiary (other than ordinary course offer letters);

(vii) any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into in the last 3 years;

(viii) any agreement for the sale of any of the assets of the Company or of any Company Subsidiary, other than agreements entered into in the ordinary course of business, for consideration in excess of $250,000;

(ix) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(x) any agreement providing for the Company or any Company Subsidiary to make any capital contribution to, or other investment in, any Person other than the Company or any Company Subsidiary;

(xi) any stockholders, investors rights, registration rights, voting trust or similar agreements;

(xii) any agreement that limits the freedom of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any area;

(xiii) any agreement with a Stockholder or any Affiliate of the Company or any Company Subsidiary;

(xiv) any Investment Advisory Contract and any manager consulting agreements in connection therewith under which an amount of at least $500,000 was paid by or to, respectively, the Company and any Company Subsidiaries in the year ending on the Balance Sheet Date; and

(xv) any research, collaboration and development agreement for the development of material Company Intellectual Property Rights (other than employment agreements).

(b) (i) Each Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, and each Material Contract is in full force and effect and (ii) none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, or has taken or failed to take any action, or to the knowledge of the Company, no event or circumstance has occurred, in each case that, with or without notice, lapse of time or both, would constitute a material default or breach under the terms of any Material Contract, or would give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Company Subsidiary, or would result in the loss of any material benefit to which the Company or any Company Subsidiary is entitled to thereunder. True and complete copies of each Material Contract have heretofore been made available to Buyer.

Section 3.11. Litigation; Orders

Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or, as of the Original Agreement Date solely with respect to Stockholder Claims, materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, there is no (a) action, suit or proceeding pending against, or to the knowledge of the Company, any investigation pending against, or any action, suit, proceeding or investigation threatened against, the Company or any Company Subsidiary before any arbitrator or Governmental Authority or (b) injunction, order, decree, award or judgment issued by any arbitrator or Governmental Authority, or settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with any Governmental Authority, to which either of the Company or any Company Subsidiary is subject.

Section 3.12. Compliance with Laws; Permits

Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, (a) each of the Company and each Company Subsidiary (i) is, and since January 1, 2011, has been, in compliance with Applicable Law, and (ii) has all permits, licenses, authorizations, consents and approvals from or of, and has made all filings, applications and registrations with, all Governmental Authorities required to carry on its business as now conducted (collectively, “Permits”), and (b) all such Permits are in full force and effect and no such Person is in violation threat in any respect.

Section 3.13. Regulatory

(a) The Adviser is duly registered as an investment adviser under the Investment Advisers Act. Except for the registration described in the previous sentence, neither the Company, any Company Subsidiary nor any of their respective employees is, or is required to be, registered with the SEC or other Governmental Authority as an investment adviser or broker-dealer.

(b) The Company has made available to Buyer prior to the Original Agreement Date correct and complete copies of the current Uniform Application for Investment Adviser Registration on Form ADV (including Part 1 and Part 2A) as on file with the SEC as of the Original Agreement Date relating to the Adviser and any Part 2B thereof, reflecting all amendments thereto to the Original Agreement Date. Such Form ADV is in compliance in all material respects with the applicable requirements of the Investment Advisers Act.

(c) The Adviser has (i) adopted a formal code of ethics complying in all material respects with Rule 204A-1 promulgated under the Investment Advisers Act, and (ii) adopted and implemented written policies and procedures that are reasonably designed to prevent and detect any material violations under applicable securities, commodities or other investment-related or trading-related laws (including the Investment Advisers Act). Since January 1, 2012, there has been no material non-compliance by the Company, any Company Subsidiary or any of their respective employees or associated persons with such code of ethics or policies and procedures.

(d) Neither the Adviser nor any person “associated” (within the meaning of the Investment Advisers Act) with the Adviser is subject to disqualification pursuant to Section 203(e)-(f) of the Investment Advisers Act from serving as an investment adviser or as an associated person of an investment adviser. There is no legal proceeding pending and served or threatened by any Governmental Authority against the Adviser or any such associated person that would result in any such disqualification.

(e) All deficiency letters and examination reports that the Adviser has received prior to the Original Agreement Date since January 1, 2012 from any Governmental Authority are listed on Section 3.13(e) of the Company Disclosure Schedule, true, correct and complete copies of which have been made available or delivered to Buyer, along with all written responses thereto. The Stockholders have made available or delivered to Buyer all material correspondence relating to any material inquiry, examination or investigation by any Governmental Authority received since January 1, 2012 regarding the Adviser any of its respective employees or associated persons.

(f) None of the Company and the Company Subsidiaries is (i) registered or required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, trust company, real estate broker, introducing broker, insurance company, insurance broker, insurance agent or transfer agent under Applicable Law or (ii) subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified. If the Company or any Company Subsidiary relies on any statutory or regulatory exemption or exclusion to avoid registration as a commodity pool operator or commodity trading advisor (or in a similar capacity) with any Governmental Authority, the Company or such Company Subsidiary has taken all actions required pursuant to Applicable Law to claim and maintain such exemption.

(g) None of the Company, any Company Subsidiary or any Affiliate of any such entities is registered, or required to register, as an “investment company” under Section 8 of the U.S. Investment Company Act of 1940 (“1940 Act”).

Section 3.14. Investment Advisory Clients; Investment Advisory Contracts

(a) Section 3.14 of the Company Disclosure Schedule contains a full and complete list of each Investment Advisory Contract and any other contract with an Investment Advisory Client related thereto. The Stockholders have made available to the Buyer true and complete copies of each Investment Advisory Contract (including, investment guidelines, strategies, policies or restrictions applicable thereto).

(b) All services provided by the Adviser to the Investment Advisory Clients have been provided in all material respects in accordance with Applicable Law and the terms of the applicable Investment Advisory Contracts.

(c) Each of the Investment Advisory Contracts is a valid and binding obligation of the Adviser and any other Person party to such Investment Advisory Contracts, and the Adviser has performed its obligations thereunder in all material respects to the extent such obligations have accrued, and no material breach or material default thereunder by the Company, any Company Subsidiary or any other Person party to such Investment Advisory Contracts has occurred.

(d) The Adviser is eligible, qualified and registered and has any material permit necessary to act under each Investment Advisory Contract in each jurisdiction where the Investment Advisory Clients are resident or domiciled and is not prohibited by any Applicable Law from performing its duties and obligations under any Investment Advisory Contract in any material respect.

(e) Neither the Company, the Adviser, nor any other Company Subsidiary is a “fiduciary,” within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code with respect to any “employee benefit plan” subject to Part 4 of Subtitle B of Title I of ERISA or, to the Knowledge of the Company, any other Person that is a “benefit plan investor” as defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

(f) No Investment Advisory Client of the Adviser is registered, or required to be registered, as an investment company under the 1940 Act.

(g) The operations of the Company and the Company Subsidiaries are and have been conducted at all times since January 1, 2011, in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Anti-Money Laundering Laws”); and no material action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or any of the Company Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened. The Company and each Company Subsidiary have policies and procedures reasonably designed to prevent and detect any material violations of the Anti-Money Laundering Laws.

(h) The Company and the Company Subsidiaries do not sponsor any entity that would be an investment company under the 1940 Act but for the application of Section 3(c)(1) or 3(c)(7) of the 1940 Act (such entities, “Private Funds”). To the Company’s actual knowledge, no Investment Advisory Client of the Adviser is a Private Fund.

Section 3.15. Employee Benefit Plans

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) other plan, program, contract or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, salary continuation, change of control benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or fringe benefits, which is maintained, administered or contributed to, or required to be contributed to, by the Company, any Company Subsidiary or any of their respective ERISA Affiliates and which covers any employee or former employee of the Company or any Company Subsidiary or under which the Company or any Company Subsidiary has any material liability, contingent or otherwise (collectively the “Employee Plans”). As applicable with respect to each Employee Plan, the Company has made available to Buyer correct and complete copies of (A) each Employee Plan (and all amendments thereto) and any trust agreements or funding agreements or insurance policies relating to such plan, (B) the most recent summary plan description and all summaries of material modifications, (C) the most recent annual report on Form 5500 and all schedules thereto, (D) the most recent summary annual report, actuarial valuation, financial statement and trustee report and (E) all records, notices and filings concerning IRS or Department of Labor audits or investigations or non-exempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code during the last three (3) plan years.

(b) None of the Company, any Company Subsidiary or any predecessor thereof sponsors, maintains or contributes to or has any liability to, or has in the past six years sponsored, maintained or contributed to or had any liability to, any Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any Company Subsidiary has, or is reasonably expected to have, any direct or indirect liability under Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

(c) None of the Company, any Company Subsidiary or any predecessor thereof sponsors or contributes to or has any liability to, or has in the past six years sponsored or contributed to or had any liability to, any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and there is no reason why any such determination letter should be revoked or not be reissued. The Company has made available to Buyer a copy of the most recent Internal Revenue Service determination letter with respect to each such Employee Plan. Each Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA and the Code, which are applicable to such Employee Plan.

(e) Neither the Company nor any Company Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

(f) No material action, suit, investigation, audit, proceeding or claim (other than routine individual claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatened to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former employee of the Company or any Company Subsidiary to any payment or benefit (including any bonus, retention, severance, retirement or job security payment or benefit) under any Employee Plan, (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits to any current or former employee of the Company or any Company Subsidiary under any Employee Plan, (iii) limit the right to merge, amend or terminate any Employee Plan or (iv) result in an “excess parachute payment” under Section 280G of the Code. No Person is entitled to any gross-up, make-whole or other additional payment from the Company or any of the Company Subsidiaries in respect of any Tax under Sections 4999 or 409A of the Code.

Section 3.16. Employees and Labor Matters

(a) Section 3.16 of the Company Disclosure Schedule sets forth a true and complete list of the names, titles and annual salaries or base wage rates of each employee of the Company or Company Subsidiary.

(b) (i) Neither the Company nor any Company Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and (ii) there is no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary. The Company and the Company Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, employment practices and terms and conditions of employment, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.17. Taxes

(a) All federal income and other material Tax Returns required to be filed with any Taxing Authority at or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, the Company or any Company Subsidiary have been, or will be, timely filed at or before the Closing Date.

(b) The Company and the Company Subsidiaries have timely paid all (i) Taxes shown as due and payable on the Tax Returns that have been filed and (ii) all other material Taxes due.

(c) The Tax Returns that have been filed are, and all Tax Returns that are required to be filed at or before the Closing Date shall be, true, correct and complete in all material respects.

(d) The charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the Financial Statements are adequate in accordance with GAAP to cover material Tax liabilities accruing through the end of the last period reflected thereon.

(e) There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax.

(f) The Company and the Company Subsidiaries have withheld and deducted all material Taxes required to have been withheld and deducted and have remitted all such amounts to the appropriate Governmental Authority; all forms and Tax Returns required to be prepared in connection with such withheld and deducted amounts have been properly completed and timely filed.

(g) The Company and the Company Subsidiaries have collected all material sales, use and similar Taxes required by Applicable Law to be collected in connection with any sales or other transactions and have remitted all such amounts to the appropriate Governmental Authority.

(h) Neither the Company nor any of the Company Subsidiaries is a party to, or is bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement, or is liable for the Taxes of any Person, whether by contract, as a successor or transferee, under Applicable Law (including Treasury Regulation Section 1.1502-6), or otherwise.

(i) The representations and warranties set forth in this Section 3.17 are the sole and exclusive representations and warranties of the Company pertaining to or relating to Tax matters, and no other representation or warranty of the Company set forth in this Agreement shall be read or construed so as to address Tax matters.

Section 3.18. Properties

(a) None of the Company or any of the Company Subsidiaries owns any real property. The Company and the Company Subsidiaries have valid leasehold interests in all leased real property. None of such property interests is subject to any Lien, except for Permitted Liens.

(b) The Company and the Company Subsidiaries have good and valid title to, or in the case of leased property and assets, have rights to use pursuant to valid leasehold or license interests in, all personal property and assets (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets disposed of since the Balance Sheet in the ordinary course of business consistent with past practice. None of such property or assets is subject to any Lien, except Permitted Liens.

(c) There are no developments affecting any such property or assets pending or, to the knowledge of the Company, threatened, which would detract from the value or interfere with any present use of any such property or assets, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) Equipment owned by the Company or any Company Subsidiary have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear and routine repair and maintenance excepted), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(e) The property and assets owned, licensed or leased by the Company or any Company Subsidiary, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the respective businesses of the Company and the Company Subsidiaries in all material respects; provided that nothing in this Section 3.18(e) shall be construed as a representation or warranty regarding no infringement, no misappropriation or no other violation of any Intellectual Property Rights.

Section 3.19. Intellectual Property

(a) Section 3.19(a) of the Company Disclosure Schedule contains a list of all material (i) registrations and applications for registration of patents, trademarks, service marks, copyrights and domain names included in the Company Intellectual Property Rights, and, specifying as to each such item, as applicable, the owner (and co-owner, where applicable), jurisdiction of application and/or registration, the application and/or registration number, and the date of application and/or registration and (ii) Owned Proprietary Software. The Company Intellectual Property Rights required to be identified in Section 3.19(a) of the Company Disclosure Schedule are in full force and, to the knowledge of the Company, enforceable and, as applicable, have been duly applied for in accordance with Applicable Law. No material Company Intellectual Property Right is subject to any outstanding injunction, order, decree, judgment or agreement materially restricting the use thereof by the Company or any Company Subsidiary or materially restricting the licensing thereof by the Company or any Company Subsidiary to any Person.

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all material agreements under which (i) the Company or any Company Subsidiary is granted licenses in Intellectual Property Rights owned by a third party (other than off-the-shelf, commercially available software licensed under shrink-wrap, browse-wrap and similar agreements on non-discriminatory pricing terms for which Company or the applicable Company Subsidiary pays less than $200,000 in fees per annum and that has not been modified or customized, in any material respect, for the Company or the applicable Company Subsidiary) and (ii) the Company or any Company Subsidiary has granted the right to use any Company Intellectual Property Rights to a third party (other than non-exclusive or incidental licenses granted in the ordinary course of business, including in connection with the sale, lease, transfer or use of the Company’s or the applicable Company Subsidiary’s products and services) (the agreements listed in subsections (i) and (ii) above the “Company IPR Agreements”).

(c) The Company or a Company Subsidiary is the sole and exclusive owner of the material Company Intellectual Property Rights, free and clear of all Liens (other than (i) Permitted Liens and (ii) non-exclusive or incidental licenses granted in the ordinary course of business, including in connection with the sale, lease, transfer or use of the Company’s or the applicable Company Subsidiary’s products and services), or any requirement of the Company or any Company Subsidiary to make any past, present or future royalty payments in respect of such material Company Intellectual Property Rights to any third party.

(d) To the knowledge of the Company, neither the Company nor any Company Subsidiary is infringing or otherwise violating any valid and enforceable Intellectual Property Right owned by any Person in any material respect, and, to the knowledge of the Company, no third party is infringing or otherwise violating any material Company Intellectual Property Right. In the three (3) years prior to Original Agreement Date, neither the Company nor any Company Subsidiary has received, or, in the two (2) years prior to the Original Agreement Date, neither the Company nor any Company Subsidiary has sent, any written cease and desist, invitation to license or other written communication alleging that the Company, a Company Subsidiary or a third party, as the case may be, requires any license with respect to, or is infringing or otherwise violating, any Intellectual Property Rights.

(e) The Company and each Company Subsidiary has a policy to secure and has secured, from all employees, consultants, contractors, and other persons who contribute or have contributed to the creation or development of any Company Intellectual Property Right material to the business of the Company or the Company Subsidiary, as applicable, a written agreement assigning to the Company or such Company Subsidiary all Intellectual Property Rights to such contributions.

(f) The Company and each Company Subsidiary has taken all commercially reasonable steps to protect and maintain the confidentiality of all material Company Intellectual Property Rights, the value of which is contingent upon maintaining the confidentiality thereof. The Company’s and the Company Subsidiaries’ practices with regard to the collection, dissemination and use of personally identifiable and confidential data are and have been in accordance in all material respects with contractual commitments of the Company and the Company Subsidiaries and any privacy policies published by the Company and the Company Subsidiaries.

(g) No proprietary software included in the Company Intellectual Property Rights (the “Owned Proprietary Software”) has been or is being distributed by the Company or Company Subsidiaries, was used or is being used by the Company or Company Subsidiaries, or is subject to an existing agreement whereby the Company or Company Subsidiaries has used or distributed or may be required under such agreement to use or distribute such Owned Proprietary Software, in each case in conjunction with any Open Source Software in a manner that would require such Owned Proprietary Software to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works (including granting a third party a right to decompile, disassemble or otherwise reverse-engineer such Owned Proprietary Software), or (iii) redistributable at no charge or at a charge that is less than what is currently charged for such Owned Proprietary Software by the Company or Company Subsidiaries. For purposes of this Section 3.19(g), “Open Source Software” means any software that contains, or is derived from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL) and (vii) the Affero General Public License (AGPL).

(h) The Owned Proprietary Software is in material conformance with the Company’s and the Company’s Subsidiaries’ specifications for such Owned Proprietary Software. No Owned Proprietary Software source code has been placed in escrow in connection with granting a third party a contingent right to receive such source code.

Section 3.20. Insurance

The Company has made available to Buyer a list of all material insurance policies and fidelity bonds relating to the assets, business, operations, directors, officers and employees of the Company and any Company Subsidiary. All premiums payable under all such policies and bonds have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. As of the Original Agreement Date, there are no material claims by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, other than ordinary course reservations of rights.

Section 3.21. Environmental Matters

Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole: (a) (i) no written notice, order, request for information, complaint or penalty has been received by the Company or any Company Subsidiary either in the past three years or which is unresolved and (ii) no action, suit or proceeding is pending against or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, in the case of each of the foregoing clauses (i) and (ii), alleges or identifies any actual or potential violation of or liability under any Environmental Law, and, to the knowledge of the Company, no investigation of the Company or any Company Subsidiary related to any potential liability pursuant to Environmental Law is pending, (b) each of the Company and the Company Subsidiaries have all the Permits required by applicable Environmental Law (“Environmental Permits”) and are, and for the past three years have been, in compliance with the terms of such Permits and with all applicable Environmental Law, (c) there has been no Release of, threatened Release of, or exposure of any Person to, any Hazardous Materials by the Company, any Company Subsidiary or, to the knowledge of the Company, by another Person at, on, under or from the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary, (d) neither the Company nor any Company Subsidiary has retained or assumed, by contract, operation of Applicable Law or otherwise, any liabilities or obligations of third parties under any Environmental Law, and (e) except as has been made available to Buyer, no final, written phase I or phase II environmental site assessment report in connection with any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, no Environmental Permits, and no other material documents related to Environmental Matters (defined below) are in the possession, custody or control of the Company or any Company Subsidiary. The representations and warranties set forth in this Section 3.21, as well as Sections 3.03 and 3.09, are the sole and exclusive representations and warranties of the Company pertaining to or relating to matters arising under Environmental Law or other environmental matters (“Environmental Matters”), and no other representation or warranty of the Company set forth in this Agreement shall be read or construed so as to address Environmental Matters.

Section 3.22. Finders’ Fees

Except for Evercore Group L.L.C. (whose fees and expenses, to the extent not paid prior to the Effective Time, will be a Company Transaction Expense for all purposes under this Agreement), there is no financial advisor, investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary which is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23. Customers

Section 3.23 of the Company Disclosure Schedule sets forth the name of the top ten customers of the Company or any Company Subsidiary in terms of GAAP revenues generated in the aggregate for the Company and the Company Subsidiaries for the six-month period ending on the Balance Sheet Date (collectively, the “Key Customers”). From the Balance Sheet Date to the Original Agreement Date, except as set forth in Section 3.23 of the Company Disclosure Schedule, no Key Customer has canceled or otherwise terminated its relationship with the Company or any Company Subsidiary or has materially decreased its usage or purchase of the products or services of the Company or any Company Subsidiary. As of the Original Agreement Date, no Key Customer has, to the knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or any Company Subsidiary, or to decrease materially or limit its usage, purchase or distribution of the products or services of the Company or any Company Subsidiary.

Section 3.24. Anti-Corruption Laws

To the knowledge of the Company, neither the Company nor any Company Subsidiary, nor any of their respective representatives or employees (in each case, acting in their capacities as such) has, in the past three years, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any applicable Anti-Corruption Laws or (ii) offered, paid, promised to pay or authorized the payment of any money, or offered, given, promised to give or authorized the giving of anything of value, to any Government Official or to any other Person (A) for the purpose of (1) corruptly or improperly influencing any act or decision of any Government Official in his or her official capacity, (2) inducing any Government Official to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing any Government Official to use his or her respective influence with a Governmental

Authority to affect any act or decision of such Governmental Authority in order to, in the case of each clause (1), (2), (3) and (4) assist the Company or a Company Subsidiary in obtaining or retaining business for or with, or directing business to, the Company or a Company Subsidiary or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. To the knowledge of the Company, neither the Company, nor any Company Subsidiary nor any of their respective employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Laws or subjected to any investigation or proceeding by a Governmental Authority for potential corruption, fraud or violation of any applicable Anti-Corruption Laws.

Section 3.25. No Other Representations and Warranties

Except for the representations and warranties expressly set forth in this Article 3 (as modified by, and subject to, the Company Disclosure Schedules with respect thereto), and as set forth in any certificate delivered, or other agreement entered into by any such Persons, in connection herewith, none of the Holders, the Holders’ Representative, the Company or any Company Subsidiary or any other Person acting on their behalf has made or is making any express or implied representation or warranty of any nature to Buyer or its Affiliates, at law or in equity, with respect to matters relating to the Holders, the Holders’ Representative, the Company or any Company Subsidiary, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, none of the Holders, the Holders’ Representative, the Company or any Company Subsidiary or any other Person acting on their behalf has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and any Company Subsidiary or (ii) any other information or documents made available to Buyer or their counsel, accountants or advisors with respect to the Company, any Company Subsidiary or their respective businesses or operations, except as expressly set forth in Article 3 (as modified by, and subject to, the Company Disclosure Schedules with respect thereto), or as set forth in any certificate delivered, or other agreement entered into by any such Persons, in connection herewith. The Company acknowledges that the Buyer has relied on each representation and warranty set forth in Article 3 (as modified by, and subject to, the Company Disclosure Schedule with respect thereto), and as set forth in any certificate delivered, or other agreement entered into by any such Persons, in connection herewith.

ARTICLE 4

Representations and Warranties of Buyer and Merger Sub

Buyer and Merger Sub jointly and severally represent and warrant to the Company and the Holders’ Representative, as of the Original Agreement Date and on the Closing Date, as follows:

Section 4.01. Existence and Power

Each of Buyer and Merger Sub is a corporation duly incorporated, duly organized, validly existing and in good standing under the laws of the State of Delaware, has all corporate or other similar power and authority required to carry on its business as now conducted, and is duly qualified to do business as a foreign business entity and is in good standing in each other jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s and Merger Sub’s consummation of the transactions contemplated by this Agreement.

Section 4.02. Authorization

The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby are within the corporate or other similar powers of Buyer and Merger Sub and have been duly authorized by all necessary corporate or other similar action on the part of Buyer and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by the Company and Holders’ Representative, this Agreement constitutes a valid and binding agreement of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with the terms hereof, except to the extent that the enforceability hereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Law relating to the enforcement of creditors’ rights generally, or by general principles of equity.

Section 4.03. Governmental Authorization

The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with applicable requirements, if any, of U.S. federal securities laws or any other applicable securities laws and (iv) any such actions or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s consummation of the transactions contemplated by this Agreement.

Section 4.04. Noncontravention

The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the transactions contemplated hereby do not and will not (i) violate organizational documents of Buyer or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent from or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Sub or to a loss of any benefit to which Buyer or Merger Sub is entitled under any provision of any written agreement of Buyer or Merger Sub or (iv) result in the creation or imposition of any Lien on any asset of Buyer or Merger Sub, with such exceptions, in the case of each of clauses (ii) and (iv), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Buyer’s and Merger Sub’s consummation of the transactions contemplated by this Agreement.

Section 4.05. Financing

Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated hereby, including to pay in full the Aggregate Purchase Price and all other amounts to be paid by it hereunder or in connection herewith.

Section 4.06. Litigation; Orders

There is no (i) action, suit or proceeding pending against, or to the knowledge of Buyer or Merger Sub, any investigation pending against, or any action, suit, proceeding or investigation threatened against, Buyer or Merger Sub before any arbitrator or any Governmental Authority or (ii) injunction, order, decree, award or judgment issued by any arbitrator or Governmental Authority, or settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with any Governmental Authority, to which Buyer or Merger Sub is subject, in the case of each of the foregoing clauses (i) and (ii), that in any manner challenges or seeks to prevent, enjoin, impair, alter or delay the transactions contemplated by this Agreement.

Section 4.07. Finders’ Fees

There is no financial advisor, investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or Merger Sub which is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.08. Inspections; No Other Representations

(a) Buyer is a sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company and the Company Subsidiaries as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement.

(b) Buyer acknowledges that, except for the representations and warranties expressly set forth in Article 3 (as modified by, and subject to, the Company Disclosure Schedules with respect thereto) and as set forth in any certificate delivered, or other agreement entered into by any such Persons, in connection herewith, none of the Holders, the Holders’ Representative, the Company or any Company Subsidiary or any other Person acting on their behalf (including any stockholder, officer, director, employee or agent or representative of any of the foregoing, whether in any individual, corporate or other capacity) has made or is making any express or implied representation or warranty of any nature to Buyer or its Affiliates, at law or in equity, with respect to matters relating to the Company and the Company Subsidiaries, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby. Buyer agrees to accept the Company and the Company Subsidiaries without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any of the Holders, the Holders’ Representative, the Company or any Company Subsidiary or any other Person (including any stockholder, officer, director, employee or agent or representative of any of the foregoing, whether in any individual, corporate or other capacity), except as expressly set forth in Article 3 (as modified by, and subject to, the Company Disclosure Schedules with respect thereto) and as set forth in any certificate delivered, or other agreement entered into by any such Persons, in connection herewith. Without limiting the generality of the foregoing, Buyer acknowledges that no representation or warranty has been or is made with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or the Company Subsidiaries or their respective businesses or operations, except as expressly set forth in Article 3 (as modified by, and subject to, the Company Disclosure Schedules with respect thereto), or as set forth in any certificate delivered, or other agreement entered into by any such Persons, in connection herewith. Notwithstanding anything herein to the contrary, neither the provisions of this Section 4.08, nor those of Section 3.25, shall apply in the case of, or preclude any claim for fraud.

ARTICLE 5

Covenants of Buyer, Merger Sub and the Company

Section 5.01. Conduct of Business

From the Original Agreement Date until the Effective Time, except as disclosed in Section 5.01 of the Company Disclosure Schedule, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or with the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (x)

the Company agrees to conduct its and the Company Subsidiaries’ business in the ordinary course consistent with past practice and to use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees, (y) the Company agrees to use its commercially reasonable efforts to manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice and (z) the Company shall not, and shall not permit any Company Subsidiary, to:

(a) adopt or propose any change in the certificate of incorporation, bylaws or similar organizational documents of the Company or any Company Subsidiary (whether by merger, consolidation or otherwise), except for amending the Certificate of Incorporation as set forth in Exhibit L;

(b) (i) split, combine or reclassify any shares of capital stock or other equity securities of the Company or any Company Subsidiary, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Capital Stock or any capital stock of any Subsidiary (other than dividends paid by any Company Subsidiary to the Company or another wholly-owned Company Subsidiary and dividends paid by the Company to its Stockholders, so long as the effect of such distribution is reflected in the calculation of Closing Cash) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (x) the issuance and delivery of any Company Subsidiary Securities by any Company Subsidiary to the Company or (y) issuances of Shares upon exercise of any Options or pursuant to any Warrants or (ii) amend any of the terms of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses;

(e) dispose of (by merger, consolidation, disposition of stock or assets, lease or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses;

(f) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in a wholly owned Subsidiary or, for the sake of clarity, ordinary course investments of direct capital by the Company or any Company Subsidiary in its asset management business;

(g) incur any indebtedness for borrowed money or guarantees thereof to any other Person, or forgive, settle or compromise any indebtedness for borrowed money or guarantees thereof owing to the Company or any Company Subsidiary, other than with respect to indebtedness for borrowed money or guarantees thereof solely between or among the Company and any Company Subsidiary;

(h) other than as required by the terms of any Employee Plan as in effect on the Original Agreement Date or Applicable Law, (i) grant or increase any severance, retention or termination pay to any employee of the Company or any Company Subsidiary (or amend any existing severance, retention or termination pay arrangement), (ii) establish, adopt, amend or terminate any Employee Plan or establish or adopt a plan, agreement or arrangement that would have been an Employee Plan had it been in effect on the Original Agreement Date, (iii) grant equity or equity-based awards to any employee of the company or any Company Subsidiary or (iv) increase compensation, bonus or other benefits payable to any director or employee of the Company or any Company Subsidiary, other than increases in base compensation of not more than 3% to employees below the level of Vice President in the ordinary course of business consistent with past practice;

(i) amend, terminate or cancel any Material Contract, or enter into any new agreement that would have been a Material Contract had it been in effect as of the Original Agreement Date, or fail to exercise any rights of renewal with any Material Contract;

(j) make or change any material tax election or method of Tax accounting, amend any material Tax Return or settle any claim, audit, examination, proceeding or similar matter with respect to a material amount of Taxes, in each case except as required by Applicable Law;

(k) make any change to the Company’s methods of financial accounting, except as required by changes in GAAP or other Applicable Law;

(l) commence, settle, or offer or propose to commence or settle (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Company Subsidiary, (ii) any litigation, arbitration, proceeding or other claim with any Holder of the Company involving or against the Company, any Company Subsidiary or any of their respective officers or directors or (iii) any litigation, arbitration, proceeding or other claim that relates to the transactions contemplated hereby;

(m) adopt a plan or agreement of complete or partial liquidation or dissolution; or

(n) agree or commit to do any of the foregoing.

Buyer acknowledges and agrees that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and Company Subsidiaries’ respective operations and (iii) the Company shall be entitled to distribute cash to its Stockholders by dividend, distribution, repurchase or similar means to the extent the effect of such distribution is reflected in the calculation of Closing Cash.

Section 5.02. Efforts; Further Assurances

(a) Subject to the terms and conditions of this Agreement, Buyer, Merger Sub and the Company will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary or reasonably advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all consents, approvals, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary or reasonably advisable to consummate the transactions contemplated by this Agreement as soon as reasonably practicable. The parties acknowledge and agree that Buyer’s and Merger Sub’s obligations to use their reasonable best efforts set forth in this Section 5.02(a) shall include an obligation of Buyer (i) to take and cause its Affiliates to take all actions reasonably necessary to avoid or eliminate any impediment under any applicable Competition Law so as to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Outside Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Buyer or its controlled Affiliates (including the Surviving Corporation and its Subsidiaries), (B) terminating existing relationships, contractual rights or obligations of Buyer or its controlled Affiliates (including the Surviving Corporation and its Subsidiaries) and (C) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s or its controlled Affiliates’ (including the Surviving Corporation’s and its Subsidiaries’), freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of Buyer and its controlled Affiliates (including the Surviving Corporation and its Subsidiaries) and (ii) not take any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business) if such action would make it more likely that there would arise any impediments under any Competition Law that may be asserted by any Governmental Authority to the consummation of the Merger as promptly as reasonably practicable.

(b) In furtherance and not in limitation of the foregoing, each of Buyer and the Company shall provide or cause to be provided as promptly as practicable to any Governmental Authority information and documents requested by any such Governmental Authority or necessary or reasonably advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable after the execution of this Agreement, including by (i) filing any notification and report form and related material required under the HSR Act (and any similar Applicable Law regarding preacquisition notifications for the purpose of competition or merger control reviews) with respect to the transactions contemplated hereby as promptly as practicable and in any event within five Business Days after the Original Agreement Date and (ii) supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act (and any similar Applicable Law regarding preacquisition notifications for the purpose of competition or merger control reviews).

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Competition Law or if any action, suit or proceeding is instituted challenging any of the transactions contemplated hereby as violative of any Competition Law, each of Buyer and the Company shall, at the sole cost and expense of Buyer, use its reasonable best efforts to (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), and/or (ii) take such reasonable action as necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), including by defending any action, suit or proceeding in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge under such Competition Law so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable.

(d) Each of Buyer, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, cooperate reasonably with one another and keep the others generally apprised of material matters relating to or in connection with the taking of such actions and the doing of such other things as are contemplated by this Section 5.02.

(e) Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. In furtherance and not in limitation of the foregoing, in connection with the seeking of any action by or in respect of, or the making of any filing with, any Governmental Authority in connection with the transactions contemplated hereby, the parties shall (i) consult with one another in advance of any meeting, teleconference or other communication with such Governmental Authority, (ii) provide one another with an opportunity to attend or participate in such meeting, teleconference or other communication, (iii) afford one another the right to review any written materials to be submitted to such Governmental Authority in advance of the submission thereof, (iv) furnish one another with copies of all written materials received by or on behalf of such party from such Governmental Authority, in each case to the extent permitted by Applicable Law (except, in the case of the foregoing clause (ii), to the extent such Governmental Authority has requested that one or the other party not attend or participate in any such meeting, teleconference or other communication, and in the case of the foregoing clauses (iii) and (iv), to the extent that (x) such written materials contain information that does not relate to the transactions contemplated hereby or (y) confidential treatment has been requested or granted for such written materials).

(f) The Company shall, subject to Section 5.13, use commercially reasonable efforts to obtain any and all consents and to deliver any and all notices, in each case in form and substance reasonably satisfactory to Buyer, with respect to each item set forth on Section 3.04(iii) of the Company Disclosure Schedules; provided that the Company shall not be obligated to make any payment or any other financial accommodation (whether to a third party or otherwise) in connection with obtaining any consent to the transactions contemplated hereby.

Section 5.03. Access to Information

(a) From the Original Agreement Date until the Effective Time, subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give Buyer, its counsel, officers, employees, financial advisors, accountants, consultants, advisors, agents and other representatives (collectively, “Representatives”) reasonable access to the offices, properties, books and records of the Company and the Company Subsidiaries, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Company Subsidiary as such Persons may reasonably request and (iii) instruct its and the Company Subsidiaries’ employees, counsel and financial advisors to cooperate with Buyer in its investigation of the Company and the Company Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner so as not to interfere unreasonably with the conduct of the business of the Company or the Company Subsidiaries. Notwithstanding the foregoing, the Company shall have no obligation to disclose or provide Buyer with access to any personnel records of the Company or any Company Subsidiary relating to individual performance or evaluations, medical histories or other information the disclosure of which, in the good faith opinion of the Company’s legal counsel, would subject the Holders, the Company or any Company Subsidiary to liability, jeopardize the attorney-client privilege of the Holders, the Company or any Company Subsidiary, violate any Applicable Law or breach any contractual confidentiality obligations. In addition, notwithstanding the foregoing, prior to the Closing, (x) without the prior written consent of the Company (which consent may not be unreasonably withheld), Buyer shall not contact any suppliers to or customers of, the Company or any Company Subsidiary, and the Company shall have the right to have a representative present during any such contact in the event that it consents to such contact, and (y) Buyer shall have no right to perform or cause to be performed any invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media.

(b) Buyer shall cause the Surviving Corporation and its Subsidiaries to preserve and keep the records held by them relating to the respective businesses of the Company and its Subsidiaries pursuant to Buyer’s document retention policy, and from and after the Effective Time, Buyer agrees to cause the Surviving Corporation and its Subsidiaries to afford promptly to the Holders’ Representative and its Representatives reasonable access to their offices, properties, books, records, employees and auditors to the extent necessary to permit the Holders’ Representative to determine any matter relating to its (or any Holder’s) rights and obligations hereunder or relating to any period ending at or before the Effective Time. Any access pursuant to this Section shall be conducted in such manner so as not to interfere unreasonably with the conduct of the business of the Company or the Company Subsidiaries. The Holders’ Representative shall bear all of the out-of-pocket expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) incurred in connection with the foregoing except to the extent covered by Buyer’s indemnification obligations under Article 9 of this Agreement. Any information obtained by Holders’ Representative or its Representatives pursuant to this 5.03(b) shall be subject to Section 5.04.

Section 5.04. Confidentiality

(a) Each of the Company and the Holders’ Representative, on the one hand, and Buyer, on the other hand, hereby agrees that all information provided or made available by or on behalf of the other party or any of the other party’s Affiliates or its or its Affiliates’ Representatives to such party or its Affiliates or its or its Affiliates’ Representatives in connection with the negotiation or execution of this Agreement or the transactions contemplated hereby shall be subject to the terms of the Confidentiality Agreement, which terms are incorporated herein by reference and which agreement shall remain in full force and effect and survive the Closing in accordance with its terms, provided that the Company and the Holders’ Representative shall be bound by the confidentiality provisions of the Confidentiality Agreement as if each of them were the Recipient (as defined in the Confidentiality Agreement). The parties agree that, upon the Effective Time, the Confidentiality Agreement shall terminate and be of no further force and effect. In the event that this Agreement is terminated pursuant to Article 10 prior to the Closing, the Confidentiality Agreement shall remain in full force and effect and survive such termination in accordance with its terms.

(b) After the Effective Time, the Holders’ Representative and its Affiliates shall hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the Buyer and its Affiliates, the Company, any Company Subsidiary, this Agreement and the transactions contemplated hereby, except to the extent that such information is (i) in the public domain through no fault of the Holders’ Representative, its Affiliates or any other Holder, in each case in violation of this Agreement or (ii) later lawfully acquired by the Holders’ Representative from sources other than those related to its prior ownership interest in the Company and the Subsidiaries and not subject to a confidentiality obligation in respect of such information.

Section 5.05. Rollover and Employment Agreements Cooperation.

(a) Upon the written request of Buyer following the Original Agreement Date and prior to the Closing Date, the Company shall use commercially reasonable efforts to facilitate Buyer’s efforts to procure management and employees of the Company to enter into any equity award agreement, employment agreement, rollover agreement or other arrangement (including the Contribution Agreement) covering members of senior management of the Company. Buyer acknowledges that, so long as the Company complies with its obligations pursuant to the immediately preceding sentence, neither the failure of the individuals to comply with the rollover obligations nor the failure of the individuals to enter into the applicable employment-related agreements shall result in, or contribute to, the failure of any condition set forth in Section 8.02 to occur or give rise to any indemnification pursuant to Article 9.

(b) Buyer shall deliver to the Company, in conjunction with the Company’s delivery to Buyer of the Closing Statement pursuant to Sections 2.02(i) and 2.13, the Rollover Participant Schedule setting forth for each Rollover Participant the number of Rollover Options held by such Rollover Participant to be converted into Buyer Options as described in Section 2.09(c) pursuant to the Contribution Agreement (based on the contents of the Closing Statement). For purposes of the preparation and delivery of the Rollover Participant Schedule and the Closing Statement, Buyer and the Company agree to cooperate with each other to enable the Company to comply with its obligations under Sections 2.02(i) and 2.13 and Buyer to comply with its obligations under this Section 5.05(b).

Section 5.06. Termination of Related Party Agreements

Except as otherwise requested by Buyer, provided in or contemplated by this Agreement or set forth on Section 5.06 of the Company Disclosure Schedule, the Company shall (a) cause (i) each Warrant that is not a Directly Exercisable Warrant, (ii) the Stockholders Agreement (provided that, to the extent contemplated by the terms and conditions of such agreement and otherwise practicable, provision shall be made such that the drag-along rights provided for therein shall survive to the extent necessary to give effect to such rights in connection with the transactions contemplated hereby), (iii) the Investor Rights Agreement, (iv) the Equity Incentive Plan and (v) any other agreements, commitments, arrangements or understandings between the Company and/or any Company Subsidiary, on the one hand, and any Holder and/or any of such Holder’s Affiliates, on the other hand, to be terminated effective as of or immediately prior to the Closing and (b) cause all liabilities thereunder to be cancelled without payment or further liability on the part of the Company or any Company Subsidiary, in each of subclauses (a)(v) and (b), excluding any agreements, commitments, arrangements or understandings with respect employee compensation obligations.

Section 5.07. Notices of Certain Events.

Each party shall promptly notify the other parties of:

(a) any notice or other communication received by it from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication received by it from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any action, suit, claim, investigation or proceeding commenced relating to such party that, if pending on the Original Agreement Date, would have been required to have been disclosed pursuant to Section 3.11 or Section 4.06, as applicable;

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any of the conditions set forth in Section 8.02 or 8.03, as applicable, not to be satisfied; or

(e) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 5.08. Exclusivity

From the execution of this Agreement until the earlier of the Closing or any valid termination of this Agreement, the Company shall not, and it shall cause its Representatives, stockholders and Affiliates not to, directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (a) solicit, initiate or knowingly encourage any inquiry, proposal or offer relating to a Competing Transaction (each, a “Proposal”), (b) participate in or encourage any discussions or negotiations relating to, or disclose or furnish to any person or entity any information in connection with, or assist, or cooperate with any person or entity in making or proposing, or take any other action to facilitate, any Proposal or Competing Transaction, or (c) enter into any agreement, arrangement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Competing Transaction. The Company shall promptly advise and provide copies (if written) to Buyer of, and provide to Buyer a summary of the principal terms of (if not written), any Proposal that has been submitted, directly or indirectly, to the Company, its stockholders, Affiliates or any Company Subsidiaries or any of its or their respective Representatives, including the identity of the party making such Proposal and any other information Buyer may reasonably request with respect to such Proposal. The Company shall promptly advise Parent of any request for disclosure or access described in clause (b) of this Section 5.08, including the identity of the party requesting such disclosure or access.

Section 5.09. Public Announcements

The parties agree to consult with one another before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except to the extent any press releases or public announcements is required by Applicable Law or any listing agreement with any national securities exchange, to not issue any such press release or make any such public statement without the prior written consent of the other party. For the avoidance of doubt, the Company shall be entitled to communicate with the Holders regarding the transactions contemplated hereby, provided that the Company shall provide Buyer with advance copies of any information statement being distributed to the Holders with the Written Consents and/or the Letters of Transmittal, as well as any other information statements or other materials to be distributed to the Holders in connection with obtaining the Stockholders’ Approval.

Section 5.10. Obligations of Merger Sub and Surviving Corporation

Buyer agrees to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. From and after the Effective Time, Buyer agrees to cause the Surviving Corporation to perform its obligations under this Agreement.

Section 5.11. Director and Officer Liability

Buyer shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time to the extent provided under the Company’s certificate of incorporation and bylaws in effect on the Original Agreement Date.

(b) For six years after the Effective Time, Buyer shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the Original Agreement Date.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Buyer shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s and the Company Subsidiaries’ existing directors’ and officers’ insurance policies and the Company’s and the Company Subsidiaries’ existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s or the Company Subsidiaries’ current insurance carrier, as applicable, with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are, in the aggregate, no less favorable than the coverage provided under the Company’s or the Company Subsidiaries’ existing policies, as applicable.

(d) If Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or liquidates or winds up, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section.

(e) The rights of each Person subject to indemnification under this Section shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of the Company Subsidiaries, or under the DGCL or any other Applicable Law or under any agreement of any such Person with the Company or any of the Company Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each such Person.

Section 5.12. Actions With Respect to Warrants

The Company shall, prior to the Effective Time, send notice of the Merger (the “Warrant Notice”) to each Holder of any Warrant that has not waived such notice requirement pursuant to the Written Consent, in accordance with, and containing the information specified in, the relevant Warrant, and such notice shall include a request that each such Holder exercises its conversion or purchase right under the Warrant prior to the Effective Time or, where applicable, pursuant to the terms of the Warrant.

Section 5.13. Consent of Investment Advisory Clients

(a) As promptly as practicable following the Original Agreement Date, the Company shall, or shall cause the appropriate Company Subsidiary to, send a notice substantially in the form of Exhibit G to each Investment Advisory Client or an agent of such Investment Advisory Client (“Consent Notice”) informing such Investment Advisory Client of the transactions contemplated by this Agreement and requesting such consent in writing to the deemed assignment of its Investment Advisory Contracts and shall use its commercially reasonable efforts to obtain such consent; provided that the Company’s obligations under this Section 5.13(a) shall be deemed satisfied with respect to any Investment Advisory Client if such Investment Advisory Client’s consent is deemed to be given pursuant to Section 5.13(b).

(b) The parties hereto agree that any consent required for any Investment Advisory Contract with an Investment Advisory Client to continue after the Closing shall be deemed given for all purposes under this Agreement (i) upon receipt of written consent by the Investment Advisory Client or an agent of such Investment Advisory Client as contemplated by the Consent Notice or (ii) if no such written consent is received, if 60 days shall have passed since the sending of written notice (“Negative Consent Notice”) to such Investment Advisory Client or an agent of such Investment Advisory Client (or, to the extent expressly required by the Investment Advisory Contract, 60 days from the receipt of such notice) (which Negative Consent Notice may be included in the Consent Notice sent to such Investment Advisory Client or its agent) requesting written consent as aforesaid and informing such Investment Advisory Client: (A) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Investment Advisory Client’s Investment

Advisory Contract; (B) of the Adviser’s intention to continue to provide the advisory services pursuant to the existing Investment Advisory Contract with such Investment Advisory Client after the Closing if such Investment Advisory Client does not terminate such agreement prior to the Closing; and (C) that the consent of such Investment Advisory Client will be deemed to have been granted if such Investment Advisory Client continues to accept such advisory services for a period of at least 60 days after the sending of the Negative Consent Notice (or, to the extent expressly required by the Investment Advisory Contract, 60 days from the receipt of such notice) without termination; provided that in the case of any Investment Advisory Client whose Investment Advisory Contract is set forth on Schedule 5.13 (such Investment Advisory Contracts, “Affirmative Consent Contracts”), such consent shall be deemed given only upon receipt of written consent from such Investment Advisory Client or its agent as contemplated by the Consent Notice; provided, further, that, in any case, no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing any Investment Advisory Client or an agent of such Investment Advisory Client notifies the Adviser or the applicable Company Subsidiary in writing that such Investment Advisory Client has not so consented or has terminated its Investment Advisory Contract, and in each case such notice or termination has not been revoked. For the avoidance of doubt, the parties hereto agree that the notices and consent contemplated by this Section 5.13 in respect of each Investment Advisory Contract may be provided to and obtained from, respectively, the counterparty to such agreement, and that consent from such counterparty or counterparties obtained in accordance with this Section 5.13 shall be deemed to be consent from both such counterparty or counterparties and any other Investment Advisory Client referenced in such agreement (but not a party to such agreement) for all purposes under this Agreement.

(c) In connection with seeking the consent required for any Affirmative Consent Contract with an Investment Advisory Client, the Company shall use commercially reasonable efforts to acquire such written consents from each such Investment Advisory Client or its agent, including by seeking to contact, telephonically or in person, such client or agent that has not so consented within 10 days, but no fewer than five days, prior to the Closing Date to inquire as to such Investment Advisory Client’s intentions.

(d) Buyer shall be provided a reasonable opportunity to review, comment on and approve all consent materials to be used by the Company or any Company Subsidiary prior to distribution, such approval not to be unreasonably withheld, conditioned or delayed. Buyer hereby approves the form of Consent Notice and Negative Consent Notice set forth on Exhibit G.

ARTICLE 6

Tax Matters

Section 6.01. Tax Matters

(a) The Company shall prepare, or shall cause to be prepared, all Tax Returns of the Company and the Company Subsidiaries that are required to be filed after the Closing Date. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and the Company Subsidiaries with respect to such items, except as required by Applicable Law. The Company shall deliver to the Holders’ Representative a draft of any income Tax Returns or other material Tax Returns that are required to be filed after the Closing Date and relate to Pre-Closing Tax Periods (“Pre-Closing Tax Returns”) for the Holders’ Representative’s review no later than 30 days prior to the due date (taking into account extensions) for the filing of such Pre-Closing Tax Returns, and the Company shall reflect any reasonable and timely comments of the Holders’ Representative with respect to such Pre-Closing Tax Returns. The Holders’ Representative shall cause the Escrow Agent to release from the Indemnity Escrow Account to the Company (i) the amount due and shown on Pre-Closing Tax Returns that constitutes Indemnifiable Taxes (other than amounts that, in the reasonable discretion of the Holders’ Representative, constitute Damages resulting from a breach of Section 6.01(d)) or (ii) if the Holders’ Representative (in its reasonable discretion) agrees with the amount shown as due on an IRS Form 7004 or other similar Tax form, the amount shown as due thereon that constitutes Indemnifiable Taxes (other than amounts that, in the reasonable discretion of the Holders’ Representative, constitute Damages resulting from a breach of Section 6.01(d)). From and after the Closing, the Buyer, the Company and Company Subsidiaries shall provide any Tax-related documents, information or other assistance reasonably requested by the Holders’ Representative in connection with this Agreement.

(b) Buyer shall pay or cause to be paid (i) to the Exchange Agent for payment to the Holders of Shares and Directly Exercisable Warrants and (ii) to the Company for payment to Option Holders, in each case in accordance with the Indemnity Percentage of each Holder, any refund of Taxes and interest thereon received by Buyer, any Affiliate of Buyer, the Company or any Company Subsidiary attributable to Indemnifiable Taxes, no later than ten days following receipt of such refund, net of any Taxes imposed thereon.

(c) From and after the Closing, the Buyer shall notify the Holders’ Representative in writing within three Business Days, otherwise in accordance with the procedures set forth in Section 9.04, of receipt by the Buyer or any of its Affiliates (including the Company and Company Subsidiaries) of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments in respect of any Pre-Closing Tax Period or any Straddle Period that would reasonably be expected to give rise to an indemnity claim under this Agreement.

(d) Buyer will not, and will not cause or permit the Company or any of the Company Subsidiaries to, (i) take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability or reduce any Tax asset of the Company or any Company Subsidiary, (ii) make any election or deemed election under Section 338 of the Code or (iii) make any Tax election, amend any Tax Return or waive or extend any statute of limitations for the assessment or collection of Taxes, in each case with respect to any Pre-Closing Tax Period that would reasonably be expected to give rise to an indemnity claim under this Agreement, unless any such action (x) is required by Applicable Law or (y) the Holders’ Representative gives its prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(e) Holders’ Representative shall have delivered to Buyer (i) a certification for the Company, signed under penalties of perjury by the Company and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within 5 years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (ii) a notice to the IRS, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).

Section 6.02. Transfer Taxes

All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement (and any expenses incurred in connection therewith) shall be borne one-half by the Holders and one-half by the Buyer. Buyer will file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

ARTICLE 7

Employee Matters

Section 7.01. Employee Benefits

(a) Buyer acknowledges that it shall, through the Surviving Corporation and its Subsidiaries, continue the employment of all of the employees of the Company and the Company Subsidiaries as of the Effective Time (collectively, the “Continuing Employees”). For a period beginning on the Effective Time and continuing thereafter through December 31, 2015 (or, if shorter, during the period of employment), Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide the Continuing Employees with (i) base salary or wage rates, incentive opportunities and severance plans and arrangements that are no less favorable than the base salary or wage rates, incentive opportunities and severance plans and arrangements provided to such Continuing Employees as of immediately prior to the Effective Time and (ii) employee benefits (other than equity-based compensation) that are no less favorable in the aggregate than the employee benefits provided to such Continuing Employees immediately prior to the Effective Time.

(b) From and after the Closing, with respect to any employee benefit plan maintained by Buyer or its Affiliates in which any Continuing Employee becomes a participant, for purposes of determining eligibility to participate, vesting, vacation, paid time-off and severance plan and other benefit plan accruals (other than benefit accrual under a defined benefit pension plan), each Continuing Employee’s service with the Company or any of its Affiliates (as well as service with any predecessor employer, to the extent service with the predecessor employer is recognized by the Company or any of its Affiliates) shall be treated as service with Buyer and its Affiliates to the same extent recognized by the Company or any of its Affiliates under a comparable Employee Plan prior to the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) Buyer shall use commercially reasonable efforts to waive, or to cause its Affiliates to waive, any preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Buyer or any of its Affiliates in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Employee Plan immediately prior to the Closing. For the plan year in which the Closing occurs, Buyer shall use commercially reasonable efforts to recognize, or to cause its Affiliates to recognize, all co-payments, deductibles and similar expenses and out-of-pocket maximums incurred by each Continuing Employee (and his or her eligible dependents) prior to the Closing for purposes of satisfying any analogous deductible and co-payment limitations and out-of-pocket requirements under the relevant welfare benefit plans in which such Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Closing.

(d) Without limiting the generality of Section 7.01(a), except as set forth on Section 7.01(d) of the Company Disclosure Schedule, Buyer shall, or shall cause the Surviving Corporation to, make payments to Continuing Employees pursuant to annual cash incentive plans with respect to the annual performance period in which the Closing Date occurs based on actual performance upon the terms and conditions of such plans as in effect on the Original Agreement Date and otherwise based on the allocation by the Compensation Committee set forth on Section 7.01(d) of the Company Disclosure Schedule. Notwithstanding the foregoing, if a Continuing Employee’s employment is terminated prior to the applicable payment date under the applicable annual cash incentive plan, such employee’s annual bonus shall be paid based on actual performance as of the date of such employee’s termination of employment in a lump sum cash payment upon such employee’s termination.

Section 7.02. No Third Party Beneficiaries.

The parties acknowledge and agree that all provisions contained in Section 7.01 are included for the sole benefit of Buyer and the Company. Without limiting the generality of Section 11.08, nothing in this Article 7, express or implied, is intended to or shall confer upon any other Person, including any current or former employees or any

Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no provision of this Article 7 (other than Section 7.01(d)) shall constitute an amendment of, or an undertaking to amend, any Employee Plan or any employee benefit plan, program or arrangement maintained by Buyer or its Affiliates or limit the right of Buyer, the Company or any of their respective Affiliates to amend or terminate any Employee Plan after the Closing. Nothing in this Article 7 shall create any obligation on the part of Buyer or its Affiliates, as applicable, to continue to employ any Continuing Employee for any period of time following the Closing Date.

ARTICLE 8

Conditions to the Merger

Section 8.01. Conditions to Obligations of the Parties

The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

(b) No judgment, injunction, order or decree shall have been issued by a court of competent jurisdiction, and no Governmental Authority shall have promulgated any Applicable Law, in each case, that shall prohibit the consummation of the Merger; and

(c) The Escrow Agent shall have delivered a counterpart of the Escrow Agreement, duly executed by the Escrow Agent.

Section 8.02. Conditions to Obligations of Buyer and Merger Sub

The obligations of Buyer and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) (i) The Company Fundamental Warranties contained in this Agreement (disregarding all materiality and Material Adverse Effect or similar qualifications contained therein) shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time (except for any such representations and warranties that are made as of a specific date or time, which representations and warranties shall be true in all material respects at and as of such specific date or time), and (ii) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect or similar qualifications contained therein) shall be true and correct at and as of the Effective Time, as if made at and as of such time (except for any such representations and warranties that are made as of a specific date or time, which representations and warranties shall be true at and as of such specific date or time), with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company shall have performed in all material respects all of its covenants and agreements hereunder required to be performed by it at or prior to the Effective Time.

(c) Since the Original Agreement Date and excluding any effect resulting from matters set forth on Section 8.02(c) of the Company Disclosure Schedule, there shall not have occurred a Material Adverse Effect.

(d) The Holders’ Representative shall have delivered a counterpart of the Escrow Agreement, duly executed by the Holders’ Representative;

(e) The Company shall have delivered to Buyer (i) a certificate of the Secretary of the Company, dated as of the Closing Date, certifying (in such person’s capacity as Secretary) (A) the Company’s certificate of incorporation, (B) the Company’s bylaws, (C) the resolutions of the Company Board approving this Agreement and the transactions contemplated thereby, (D) the Stockholders’ Approval and (E) the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement and the other documents relating to the transactions contemplated by this Agreement and (ii) a certificate of an officer of the Company, dated as of the Closing Date, stating (in such person’s capacity as an officer) that the conditions specified in Sections 8.02(a), (b) and (c) have been fully satisfied; and

(f) The Company shall have obtained written or deemed consents, in each case in accordance with the provisions of Section 5.13, from Investment Advisory Clients in respect of Investment Advisory Contracts whose Total Projected Net Revenue represents at least eighty percent (80%) of the Total Projected Net Revenue.

Section 8.03. Conditions to Obligation of the Company

The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following further conditions:

(a) The representations and warranties of Buyer and Merger Sub contained in this Agreement shall (disregarding all materiality or similar qualifications contained therein) be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time (except for any such representations and warranties that are made as of a specific date or time, which representations and warranties shall be true in all material respects at and as of such specific date or time);

(b) Buyer and Merger Sub shall have performed in all material respects all of their respective covenants and agreements hereunder required to be performed by them at or prior to the Effective Time; and

(c) Buyer shall have delivered a counterpart of the Escrow Agreement, duly executed by Buyer.

Section 8.04. Frustration of Closing Conditions

None of the Company, Buyer or Merger Sub may rely on the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused primarily by such party’s breach of this Agreement.

ARTICLE 9

Survival; Indemnification

Section 9.01. Survival

All representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall expire and terminate upon the Final Indemnity Escrow Release Date, except for the Company Fundamental Warranties, Holder Fundamental Warranties and the Buyer Fundamental Warranties, each of which shall expire and terminate on the three-year anniversary following the Closing Date. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the Final Indemnity Escrow Release Date; provided that the covenants which by their terms are to be performed by the parties following Closing shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, (A) any representation or warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in accordance with Section 9.04 or Section 9.05, as applicable, to the party against whom such indemnity may be sought prior to such time, (B) all representations and warranties of any Holder set forth in Section 10(c) (Ownership) of any Letter of Transmittal shall survive indefinitely, and (C) any claim for fraud shall survive indefinitely.

Section 9.02. Indemnification by the Holders.

(a) Subject to the limitations set forth in this Article 9, from and after the Effective Time, each Holder, severally but not jointly, in proportion to such Holder’s Indemnity Percentage, hereby agrees to indemnify Buyer, its Affiliates (including, after the Closing Date, the Surviving Corporation and its Subsidiaries), and their respective directors, officers, managers, employees, partners, agents, successors and assigns (collectively, the “Buyer Indemnified Persons”) against, and to hold each of them harmless from any and all damages, losses, costs and expenses ((x) including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Claim, but (y) excluding (A) punitive, exemplary or other similar damages and (B) any consequential damages to the extent that such damages were not reasonably foreseeable (other than, in each case in this clause (y), any such damages or losses actually paid to a third party in respect of a Third-Party Claim)) (collectively, “Damages”) to the extent arising out of:

(i) any misrepresentation or breach of warranty made by the Company or a Holder in this Agreement (or any inaccuracy in the certificate required pursuant to Section 8.02(e)) or any Letter of Transmittal; provided that, with respect to a breach by a Holder of a Holder Fundamental Warranty, such Holder shall be liable for the full amount of any Damages attributable to such breach and any amount payable from the Indemnity Escrow Account in respect thereof shall be deducted from such Holder’s Remaining Possible Consideration;

(ii) any breach of covenant or agreement made or to be performed by the Company or any Holder pursuant to this Agreement or any Letter of Transmittal; provided that, with respect to a breach by a Holder of a covenant or agreement in such Holder’s Letter of Transmittal, such Holder shall be liable for the full amount of any Damages attributable to such breach and any amount payable from the Indemnity Escrow Account in respect thereof shall be deducted from such Holder’s Remaining Possible Consideration;

(iii) any Indemnifiable Taxes; or

(iv) any Stockholder Claims.

(b) With respect to indemnification by the Holders pursuant to Section 9.02(a)(i), other than in respect of any breach of a Company Fundamental Warranty or a Holder Fundamental Warranty or in the event of fraud, (i) the Holders shall not be liable for any individual matter or series of related matters unless the Damages with respect thereto exceed $25,000 (the “De Minimis Amount”), (ii) the Holders shall not be liable for any Damages in respect of any matter unless and until the aggregate amount of all Damages with respect thereto (disregarding any Damages for which the Holders are not liable pursuant to the foregoing clause (i)) exceeds $1,000,000 (the “Deductible”), and then only to the extent of such excess and (iii) the Holders’ maximum aggregate liability shall be limited to the Indemnity Escrow Amount (the “Cap”).

(c) With respect to indemnification by the Holders for all matters pursuant to Section 9.02(a), Buyer hereby agrees that the sole recourse of Buyer Indemnified Persons in respect of all such matters shall be the right to seek payment from the Indemnity Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, and Buyer Indemnified Persons shall have no right to seek payment directly from the Holders in respect of any such matters; provided, however, that the foregoing shall not limit the remedies available to any party hereto (A) for any breaches of Company Fundamental Warranties or Holder Fundamental Warranties or any breach of covenant or agreement made or to be performed by the Company or any Holder pursuant to this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith or (B) for fraud. Except for breaches involving fraud (in which case, the liability of the Holders shall be uncapped), in no event shall the aggregate amount for which any Holder shall be liable to all Buyer Indemnified Persons under this Agreement exceed the amount actually received by such Holder hereunder.

(d) To the extent that the Buyer Indemnified Persons are entitled to indemnification pursuant to this Article 9 for any Damages, the Buyer Indemnified Persons shall be required to first pursue such claim against the Indemnity Escrow Account, and, to the extent there are sufficient funds available in the Indemnity Escrow Account to indemnify the Buyer Indemnified Persons for the full amount of the indemnifiable portion of such Damages, any dispute with respect to such claim related to such Damages shall be resolved in accordance with the terms of the Escrow Agreement prior to any such Buyer Indemnified Persons seeking payment directly from any Holders with respect to such Damages; provided, however, that if there are insufficient funds available in the Indemnity Escrow Account to indemnify the Buyer Indemnified Persons for the full amount of the indemnifiable portion of such Damages, such Buyer Indemnified Persons shall be permitted to seek indemnification directly from the relevant Holder(s) to the extent of any shortfall, subject to the limitations set forth in this Article 9.

(e) With respect to indemnification by the Holders pursuant to Section 9.02(a)(i) for breaches of the representations and warranties contained in Section 3.17, Holders shall be liable for Damages only with respect to Taxes incurred in Pre-Closing Tax Periods. For this purpose, in the case of any Taxes (other than Transfer Taxes) that are payable for a Straddle Tax Period, the portion of such Taxes incurred in the Pre-Closing Tax Period shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to equal the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period that ends on and includes the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Taxes based upon or related to income and any gross receipts, sales or use Tax, shall equal the portion of such Tax that would have been payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with prior practice of the Company.

Section 9.03. Indemnification by Buyer

(a) Subject to the limitations set forth in this Article 9, from and after the Effective Time, Buyer hereby agrees to indemnify the Holders and their Affiliates, directors, officers, managers, employees, partners, agents, successors and assigns (collectively, the “Holder Indemnified Persons”) against, and to hold each of them harmless from, any and all Damages to the extent arising out of:

(i) any misrepresentation or breach of any representation or warranty made by Buyer or Merger Sub in this Agreement (or any inaccuracy in the certificate delivered pursuant to Section 2.03(b)(iii)(A)); or

(ii) any breach of covenant or agreement made or to be performed by Buyer or Merger Sub pursuant to this Agreement.

(b) With respect to indemnification by Buyer pursuant to Section 9.03(a), other than in respect of any breach of a Buyer Fundamental Warranty, any breach of covenant or agreement made or to be performed by Buyer or Merger Sub pursuant to this Agreement or in the event of fraud, (i) Buyer shall not be liable for any individual matter or series of related matters unless the Damages with respect thereto exceed the De Minimis Amount, (ii) Buyer shall not be liable for any Damages in respect of any matter unless and until the aggregate amount of all Damages with respect thereto (disregarding any Damages for which the Holders are not liable pursuant to the foregoing clause (i)) exceeds the Deductible, and then only to the extent of such excess and (iii) the Buyer’s maximum aggregate liability shall be limited to the Cap. For avoidance of doubt, the rights of Holders and their Affiliates with respect to Damages arising under Section 9.03(a)(ii) shall not be affected by the fact that such Damages constitute Indemnifiable Taxes resulting from a breach of Section 6.01(d).

Section 9.04. Third-Party Claim Procedures

(a) The party seeking indemnification under Section 9.02(a) or Section 9.03(a) (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third-Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail the facts and circumstances of such Third-Party Claim and the basis for indemnification in respect thereof (taking into account the information then available to the Indemnified Party). The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall, subject to the limitations set forth in this Section 9.04, have the right, upon written notice to the Indemnified Party as soon as reasonably practicable but in any event within 45 days of receipt of notice of such Third-Party Claim from the Indemnified Party pursuant to Section 9.04(a), to assume the defense of any Third-Party Claim at the expense of the Indemnifying Party, with counsel selected by the Indemnifying Party. If the Indemnifying Party does not so elect to assume the defense of such Third-Party Claim, the Indemnified Party shall have the sole right to assume the defense of such Third-Party Claim. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party and shall not constitute indemnifiable Damages hereunder unless (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (ii) the representation of both the Indemnifying Party and such Indemnified Party by the same counsel would present such counsel with a conflict of interest under applicable standards of professional conduct.

(c) If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 9.04, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third-Party Claim, if the settlement (A) does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim, (B) imposes injunctive, equitable relief or any obligation on the Indemnified Party or any of its Affiliates other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder, (C) involves a finding or admission of wrongdoing or violation of Applicable Laws by the Indemnified Party or (D) encumbers the assets of the Indemnified Party or imposes any restriction or condition that would apply to or adversely affect the Indemnified Party or (E) reasonably could be expected to affect the Taxes of Buyer, the Surviving Corporation or their respective Affiliates for a taxable period or portion thereof beginning after the Closing Date and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice and at its own expense for such purpose. The Indemnified Party shall not settle any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(d) Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim, and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.05. Direct Claim Procedures

In the event an Indemnified Party has a claim for indemnity under Section 9.02(a) or Section 9.03 against the Indemnifying Party that does not involve a Third-Party Claim (a “Direct Claim”), the Indemnified Party agrees to give prompt notice thereof in writing to the Indemnifying Party. Such notice shall set forth in reasonable detail the facts and circumstances of such Direct Claim and the basis for indemnification in respect thereof (taking into account the information then available to the Indemnified Party). The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

Section 9.06. Escrow Procedures

The parties hereto agree that their respective rights and obligations with respect to the Indemnity Escrow Account, including the funding of the requisite amounts into the Indemnity Escrow Account, the procedure for the making of claims against the amounts in the Indemnity Escrow Account and the release of such amounts from the Indemnity Escrow Account, shall be governed by, and subject to the terms and provisions of, this Agreement and the Escrow Agreement.

Section 9.07. Calculation of Damages

(a) The amount of any Damages payable under Section 9.02(a) or Section 9.03(a), as applicable, by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies or pursuant to contractual indemnities from any other Person alleged to be responsible therefor and (ii) Tax benefit arising from the incurrence or payment of such Damages actually realized by the Indemnified Party (in cash or as a reduction in Taxes otherwise due in the same 24 month period as such incurrence or payment). If the Indemnified Party receives any amounts under applicable insurance policies, or pursuant to contractual indemnities from any other Person alleged to be responsible for any Damages, after the Indemnifying Party makes an indemnification payment in respect of such Damages, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) Notwithstanding anything herein to the contrary, the representations, warranties and covenants set forth herein, and the right of the applicable Indemnified Party to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Party (including by any of its Representatives), or by reason of the fact that such Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty or covenant (as qualified by the Company Disclosure Schedule) is, was or might be inaccurate or by reason of any waiver by such Indemnified Party of any condition set forth in Article 8.

(c) The Indemnifying Party shall not be liable under Section 9.02(a) or Section 9.03(a), as applicable, for any Damages relating to any matter to the extent that (i) the Indemnified Party has otherwise been compensated for such Damages pursuant to the purchase price adjustment under Section 2.14 or (ii) the Indemnified Party has recovered for such Damages under another provision of this Agreement. In addition, in determining the amount of Damages, due regard shall be given to items identified in, and either accrued or reserved for in, the Financial Statements (or disclosed in the notes thereto).

(d) For purposes of this Article 9 (including for purposes of (i) determining whether or not there has been a breach of a representation or warranty by the Company, any Holder or Buyer and (ii) calculating the amount of Damages incurred arising out of or relating to any such breach), all representations, warranties and covenants contained herein shall be construed as if the word “material” and any reference to “Material Adverse Effect” (and variations thereof) were omitted from such representation, warranty or covenant, as the case may be.

(e) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which such Indemnified Party may seek indemnification under this Agreement, including taking any commercially reasonable actions reasonably requested by the Indemnifying Party for such purpose, and no Indemnifying Party shall be liable to any Indemnified Party for any Damages to the extent arising from or aggravated by such Indemnified Party’s failure to use commercially reasonable efforts to mitigate any Damages. No Indemnified Party shall be required to take or omit to take any action to mitigate under this Section 9.07(d) if the taking or omission of such action would be detrimental in any material respect to such Indemnified Party or would disrupt the ongoing business operations of the Indemnified Party. If such Indemnified Party mitigates its Damages after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of such Damages, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) promptly after the benefit is received. For the avoidance of doubt, (i) any costs to the Indemnified Party in connection with any mitigation undertaken pursuant to this Section 9.07(e) shall be deemed Damages of the Indemnified Party, (ii) such efforts to mitigate shall not include an obligation to litigate or initiate any action or pursue indemnification and (iii) if mitigation first requires expenditure of funds, then the Indemnified Party shall have no obligation to seek such mitigation unless the Indemnifying Party advances such funds.

(f) Each Indemnified Party shall use commercially reasonable efforts to collect any proceeds available under applicable insurance policies, or from any other Person alleged to be responsible, for any Damages payable under Section 9.02(a) or Section 9.03(a), as applicable. For the avoidance of doubt, the relevant Indemnified Party shall be obligated to pursue the recovery of insurance proceeds only if such pursuit is reasonable, taking into account the effort necessary to pursue such recovery and any adverse consequences resulting, or reasonably expected to result, from such pursuit to such party.

Section 9.08. Exclusive Remedy

This Article 9 shall constitute the exclusive remedy after the Closing for recovery of Damages by Indemnified Parties in connection with any dispute arising out of or relating to this Agreement; provided, however, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the rights or remedies of Buyer or any other Indemnified Party (a) in connection with fraud, (b) with respect to specific performance, injunctive and other equitable relief or (c) pursuant to Article 12 hereof.

Section 9.09. Purchase Price Adjustment

To the extent permitted by Applicable Law, any amount paid under this Article 9 shall be treated for tax purposes as an adjustment to the Final Aggregate Purchase Price. Any amount payable by Buyer to the Holders under this Article 9 shall be paid to the Holders in proportion to each such Holder’s Indemnity Percentage.

Section 9.10. Holders’ Representative

(a) Effective upon and by virtue of the vote of the Stockholders approving and adopting this Agreement and the Merger (including pursuant to the Written Consent) and in respect of the other Holders by virtue of approval of the Merger pursuant to any Letter of Transmittal or other receipt of consideration in respect of the Merger, and without any further act of any of the Holders, the Holders’ Representative shall be hereby appointed as the representative of the Holders and as the attorney-in-fact and agent for and on behalf of each such Holder for purposes of this Agreement and the Escrow Agreement and will take such actions to be taken by the Holders’ Representative under this Agreement and the Escrow Agreement and such other actions on behalf of such Holders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including (i) taking all actions and making all filings on behalf of such Holders with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by this Agreement or the Escrow Agreement, (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement or the Escrow Agreement on behalf of such Holders, including indemnifications claims, (iii) negotiating and executing any waivers or amendments of this Agreement or the Escrow Agreement (provided that any amendment that shall adversely and disproportionately affect the rights or obligations of any Holder shall require the prior written consent of such Holder) and (iv) taking all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreement. The Holders’ Representative hereby accepts such appointment. The Holders’ Representative shall use commercially reasonable efforts based on contact information available to the Holders’ Representative to keep the Holders reasonably informed with respect to actions of the Holders’ Representative pursuant to the authority granted the Holders’ Representative under this Agreement which actions have a material impact on the amounts payable to the Holders. Each Holder shall promptly provide written notice to the Holders’ Representative of any change of address of such Holder.

(b) A decision, act, consent or instruction of the Holders’ Representative (or any one of them, if the Holders’ Representative shall be comprised of more than one Person) hereunder shall constitute a decision, act, consent or instruction of all Holders and shall be final, binding and conclusive upon each of such Holders, and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Holders’ Representative (or any one of them, if the Holders’ Representative shall be comprised of more than one Person) as being the decision, act, consent or instruction of each and every such Holder. The Escrow Agent and Buyer shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holders’ Representative (or any one of them, if the Holders’ Representative shall be comprised of more than one Person).

(c) The Holders’ Representative shall have the right to recover from, at its sole discretion, the Holders’ Representative Expense Fund Account, the Holders’

Representative Expense Fund Property or any disbursements to be made to the Holders from the funds in the Indemnity Escrow Account, prior to any distribution to the Holders, (i) Holders’ Representative’s reasonable out-of-pocket expenses incurred in serving in that capacity and (ii) any amounts to which it is entitled pursuant to the indemnification provision in Section 9.10(e) (each item in clauses (i) and (ii) of this Section 9.10(c) referred to as a “Charge”, and collectively the “Charges”). In the event the Indemnity Escrow Account funds so distributed, the Holders’ Representative Expense Fund Account and the Holders’ Representative Expense Fund Property (collectively, the “Escrow Property”) is insufficient to satisfy the Charges, then the Holders (including the Holders’ Representative itself) will be obligated to pay the Charges in excess of the Escrow Property pro rata, based on their relative Indemnity Percentages.

(d) The Holders’ Representative will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Holders’ Representative to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement or the Escrow Agreement, the Holders’ Representative may rely on the advice of outside counsel, and the Holders’ Representative will not be liable to any Holder for anything done, omitted or suffered in good faith by the Holders’ Representative based on such advice.

(e) The Holders shall severally (each based on its Indemnity Percentage) but not jointly indemnify the Holders’ Representative and hold the Holders’ Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct, on the part of the Holders’ Representative and arising out of or in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Holders’ Representative.

(f) At any time during the term of the Escrow Agreement, a majority-in-interest of Holders may, by written consent, appoint a new representative as the Holders’ Representative. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Holders of a majority-in-interest of those Holders must be delivered to Buyer and, if applicable, the Escrow Agent not less than ten days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and, if applicable, the Escrow Agent. For the purposes of this Section 9.10, a “majority-in-interest of the Holders” shall mean Holders representing in the aggregate over 50% of the percentage interests in the Escrow Property.

(g) In the event that the Holders’ Representative becomes unable or unwilling to continue in its capacity as Holders’ Representative, or if the Holders’ Representative resigns as a Holders’ Representative, a majority-in-interest of the Holders shall use its reasonable best efforts, by written consent, to appoint a new representative as the Holders’ Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Holders of a majority-in-interest of the Holders must be delivered to Buyer and, if applicable, the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and, if applicable, the Escrow Agent.

ARTICLE 10

Termination

Section 10.01. Grounds for Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Company and Buyer;

(b) by the Company, if Buyer has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Article 8 to be satisfied, which breach has not been cured within 20 Business Days after the giving of written notice by the Company to Buyer specifying such breach; provided that the Company may terminate this Agreement pursuant to this Section 10.01(b) only if the Company is not in breach in any material respect of any of its obligations hereunder;

(c) by Buyer, if the Company has breached in any material respect any representation, warranty, covenant or other agreement made by it contained in this Agreement which would give rise to the failure of a condition set forth in Article 8 to be satisfied, which breach has not been cured within 20 Business Days after the giving of written notice by Buyer to the Company specifying such breach; provided that Buyer may terminate this Agreement pursuant to this Section 10.01(c) only if Buyer is not in breach in any material respect of any of its obligations hereunder;

(d) by either the Company, the Holders’ Representative or Buyer, if the Merger shall not have been consummated on or before January 31, 2015 (or if such day is not a Business Day, the next Business Day) (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(e) by either the Company, the Holders’ Representative or Buyer if consummation of the Merger would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction; or

(f) by Buyer, if the Holders’ Representative fails to deliver to the Company (with a copy to Buyer), within 24 hours following the execution and delivery of this Agreement by all of the parties hereto, a copy of the executed Written Consent evidencing receipt of the Stockholders’ Approval.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e) or (f) above shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination

If this Agreement is terminated as permitted by Section 10.01, such termination shall be effective as against all parties hereto and shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful failure (a) of a party to fulfill a condition to the performance of the obligations of the other party or (b) of a party to perform a covenant under this Agreement, such party shall be fully liable for any and all losses, costs and liabilities of any kind, character or description incurred or suffered by the other parties as a result of such failure or breach. The provisions of this Section 10.02 and of Section 5.04, Section 5.09, Section 9.10 and Articles 11 and 12 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

Miscellaneous

Section 11.01. Notices

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“email”) transmission, so long as a receipt of such email is requested and received) and shall be given, if to Buyer, Merger Sub or, after the Effective Time, the Surviving Corporation, to:

Folio Dynamics Holdings, Inc.

c/o Actua Holdings, Inc.

56 W. Main Street

Plaza 273, Suite 212A

Christiana, DE 19702

Attention: General Manager

Facsimile No.: (302) 292-3972

E-mail: mark@actua.com

with a copy to:

Actua Corporation

555 East Lancaster Avenue, Suite 640

Radnor, PA 19087

Attention: General Counsel

Facsimile: (610) 727-6901

E-mail: suzanne@actua.com

and:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: Henry Nassau and Stephen Leitzell

Facsimile No.: (215) 994-2222

E-mail: henry.nassau@dechert.com; stephen.leitzell@dechert.com if, prior to the Effective Time, to the Company:

Folio Dynamics Inc.

52 Vanderbilt Avenue, 18th Floor

New York, New York 10017

Attention: Joseph Mrak

Facsimile No.: (212) 362-3822

E-mail: joe@foliodx.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John Amorosi

Facsimile No.: (212) 701-5010

E-mail: john.amorosi@davispolk.com

if to the Holders’ Representative:

ABS Capital Partners VI, L.P.

400 E Pratt Street, Suite 910

Baltimore, Maryland 21202

Attention: Calbraith Wheaton

Facsimile No.: (410) 246-5606

and

Edison Partners Escrow Fund, LLC

1009 Lenox Drive #4

Lawrenceville, NJ 08648

Attention: Chris Sugden

Facsimile No.: (609) 896-0066

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John Amorosi

Facsimile No.: (212) 701-5010

E-mail: john.amorosi@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver by the party against whom the waiver is to be effective (with the Holders’ Representative being authorized to act on behalf of the Holders).

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.03. Expenses

Except as otherwise provided herein (including, for the sake of clarity, with respect to the Company Transaction Expenses, which shall be borne by the Holders as a deduct from the calculation of the Aggregate Purchase Price), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. After the Closing on the Closing Date, Buyer shall cause the Company to pay, and the Company shall pay, all fees and expenses of Davis Polk & Wardwell LLP and Evercore Group L.L.C. included in Company Transaction Expenses and reflected on the Closing Statement.

Section 11.04. Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, and any purported assignment, delegation or transfer of rights or obligations under this Agreement in violation of this provision shall be null and void ab initio.

Section 11.05. Governing Law

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the internal Laws of the State of Delaware.

Section 11.06. Jurisdiction

Except as set forth in Section 2.14(d), any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the Borough of Manhattan in the State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.07. WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08. Counterparts; Effectiveness; Third-Party Beneficiaries

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except (i) in the event this Agreement is terminated, for the right of the Holders’ Representative to pursue claims (on behalf of all of the Holders) for monetary damages incurred or suffered by such Holders, subject to Section 10.02, which right is hereby expressly acknowledged and agreed by Buyer and Merger Sub, (ii) prior to the Effective Time, for the right of the Holders’ Representative to pursue claims (on behalf of all of the Holders) for damages incurred or suffered by such Holders, subject to Section 10.02, for any breach of this Agreement by Buyer or Merger Sub, whether or not this Agreement has been validly terminated, which right is hereby expressly acknowledged and agreed by Buyer and Merger Sub and (iii) with respect to (A) Article 2, the Holders, (B) Section 5.11, the Persons subject to indemnification under such clause, (C) Article 9, the Persons entitled to indemnification thereunder, and (D) Section 11.12, the Holders.

Section 11.09. Non-Recourse

This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 11.10. Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 11.11. Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12. Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege

(a) Each of Buyer and the Company (on behalf of itself and its Subsidiaries) covenants and agrees that, following the Closing, Davis Polk & Wardwell LLP or any other internal or external legal counsel currently representing the Company or any of its Subsidiaries (each, a “Prior Company Counsel”) may serve as counsel to the Holders, the Holders’ Representative and their respective Affiliates in connection with any matters arising under or related to this Agreement or the transactions contemplated by this Agreement, including with respect to any litigation, claim or obligation arising out of or related to this Agreement or the transactions contemplated by this Agreement, notwithstanding any representation by the Prior Company Counsel prior to the Closing Date of the Company or any of its Subsidiaries. Buyer and the Company (on behalf of itself and its Subsidiaries) hereby irrevocably (i) waive any claim they have or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenant and agree that, in the event that a dispute arises after the Closing between Buyer or the Company or any of its Subsidiaries, on the one hand, and any Holder(s), the Holders’ Representative and/or any of their respective Affiliates, on the other hand, Prior Company Counsel may represent any Holder, the Holders’ Representative and/or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Acquired Companies and even though Prior Company Counsel may have represented the Acquired Companies in a matter substantially related to such dispute.

(b) All communications between any Holder(s), the Holders’ Representative, the Company of any of their respective Affiliates, on the one hand, and Prior Company Counsel, on the other hand, related to the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to the Holders, the Holders’ Representative and their respective Affiliates (excluding, for the sake of clarity, the Company and its Subsidiaries) (the “Holder Pre-Closing Transaction Related Communications”). Accordingly, none of the Company, any of its Subsidiaries or any of its or their directors, officers, advisors or other representatives shall have access to any such Holder Pre-Closing Transaction Related Communications or to the files of Prior Company Counsel relating to such engagement from and after the Closing, and all books, records and other materials of the Company and any of its Subsidiaries in any medium (including electronic copies) containing or reflecting any of the Holder Pre-Closing Transaction Related Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to the Holders and the Holders’ Representative effective as of the Closing (collectively, the “Holder Privileged Materials”). The Holder Privileged Materials shall be excluded from the transfer contemplated by this Agreement and shall be distributed to the Holders’ Representative (on behalf of itself and the Holders) immediately prior to Closing with no copies thereof retained by the Company or any of its Subsidiaries, Buyer or its Affiliates or their respective representatives. From and after the Closing, Buyer, its Affiliates and the Company and its Subsidiaries and their respective representatives shall maintain the confidentiality of the Holder Privileged Materials. From and after the Closing, none of Buyer, its Affiliates, the Company or any of its Subsidiaries, and their respective representatives shall access or in any way, directly or indirectly, use or rely upon any Holder Privileged Materials. To the extent that any Holder Privileged Materials are not delivered to the Holders’ Representative (on behalf of itself and the Holders), the Company agrees (on behalf of its self and its Subsidiaries) not to assert a waiver of any applicable privilege or protection, and will deliver all such Holder Privileged Materials to the Holders’ Representative (on behalf of itself and the Holders) promptly upon discovery thereof, without retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (a) the Holders and the Holders’ Representative in such capacities shall be the sole holders of the attorney-client privilege with respect to the Holder Privileged Materials, and neither the Company nor any of its Subsidiaries shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of Holder Privileged Materials constitute property of the client, only the Holders and the Holders’ Representative shall hold such property rights and (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any Holder Privileged Materials to the Company or any of its Subsidiaries by reason of any attorney-client relationship between Prior Company Counsel and the Company or any of its Subsidiaries or otherwise. Each of Buyer and the Company hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.12, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 11.12 is for the benefit of Holders, the Holders’ Representative, their respective Affiliates, each of which is an intended third party beneficiary of this Section 11.12. The covenants and obligations set forth in this Section 11.12 shall survive for 10 years following the Closing Date.

Section 11.13. Company Disclosure Schedule

(a) In respect of the Company Disclosure Schedule, the parties agree that

(i) any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants) would be readily apparent to a reasonable person who has read that reference and such representations and warranties (or covenants); and

(ii) (i) the Company Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer, and (ii) the disclosure by the Company of any matter in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 11.14. Specific Performance

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts provided in Section 11.06, in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by Applicable Law, (i) any defense to any action for specific performance hereunder based on the claim that a remedy at law would be adequate and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief. The pursuit of specific enforcement by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled (including monetary damages), and any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party.

Section 11.15. Consent. The Company and the Holders’ Representative hereby consent to the amendment of the certificate of incorporation of Buyer to increase the authorized common stock of Buyer from 5,000,000 shares to 25,000,000 shares.

ARTICLE 12

Guarantee

Section 12.01. Guarantor Representations

Guarantor hereby represents and warrants to the Company as follows: Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Article 12. The execution and delivery by Guarantor of this Agreement and the performance of its obligations under this Article 12 have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Guarantor and constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles of equity (regardless of whether considered in a proceeding in equity or at law). The execution, delivery and performance by Guarantor of this Article 12 do not and will not (a) conflict with or violate the organizational documents of Guarantor, (b) require the consent of any Person or (c) conflict with or violate, in any material respect, any Applicable Law.

Section 12.02. Guarantee.

Subject to the provisions of this Section 12.02, Guarantor hereby fully, unconditionally and irrevocably guarantees to the Company the due and punctual payment of (i) any and all amounts payable by Buyer pursuant to Article 2 or Article 9 or (ii) in the event Closing does not occur, any monetary obligation of Buyer to the Company resulting from such failure to close (together with clause (i) immediately above, the “Guaranteed Obligation”). Guarantor hereby acknowledges that this guaranty of the Guaranteed Obligation shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer. Guarantor agrees that (A) if Buyer fails to make any payments of the Guaranteed Obligations when due, such amount shall for purposes hereof, be immediately due and payable by Guarantor by wire transfer of immediately available funds to an account or accounts designated by the Company upon written notice from the Company to Guarantor demanding payment thereof and (B) the Company may at any time and from time to time, so long as Buyer has failed to pay the Guaranteed Obligation if due, take any and all actions available hereunder or under Applicable Law to collect the Guaranteed Obligation from Guarantor. Guarantor hereby waives diligence, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Buyer, any right to require a proceeding first against Buyer, the benefit of discussion, protest or notice and all demands whatsoever, and covenants that this guaranty will not be discharged as to any obligation except by satisfaction of the Guaranteed Obligation in full. Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against Buyer that arise from the existence, payment, performance or enforcement of its obligations under this guaranty and this Agreement, including any right of reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Company against Buyer or any collateral which the Company hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. To the fullest extent permitted by Applicable Law, the obligations of Guarantor hereunder shall not be affected by (a) the failure of a party to assert any claim or demand or to enforce any right or remedy against Buyer pursuant to the provisions of this Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement or the invalidity or unenforceability (in whole or in part) of this Agreement, unless consented to in writing by the Company and (c) any change in the existence (corporate or otherwise) of Buyer or Guarantor or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets. Guarantor acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated hereby and that the waivers set forth in this Section 12.02 are knowingly made in contemplation of such benefits.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOLIO DYNAMICS INC.

By:	/s/ Joseph Mrak
Name: Joseph Mrak
Title: President and CEO

FOLIO DYNAMICS HOLDINGS, INC.

By:	/s/ Suzanne Niemeyer
Name: Suzanne Niemeyer
Title: Authorized Person

FOLIO DYNAMICS ACQUISITION CORP.

By:	/s/ Suzanne Niemeyer
Name: Suzanne Niemeyer
Title: Authorized Person

ACTUA HOLDINGS, INC., for purposes solely in its capacity as Guarantor pursuant to Article 12 and in its own capacity for purposes of Article 11

By:	/s/ Suzanne Niemeyer
Name: Suzanne Niemeyer
Title: Authorized Person

ABS CAPITAL PARTNERS VI, L.P. By: ABS Partners VI, LLC, its general partner, solely in its capacity as the Holders’ Representative

By:	/s/ Calbraith R. Wheaton
Name: Calbraith R. Wheaton
Title: Managing Member

EDISON PARTNERS ESCROW FUND, LLC, solely in its capacity as the Holders’ Representative

By:	/s/ Christopher Sugden
Name: Christopher Sugden
Title: Managing Partner